TRANSACTION IMPLEMENTATION AGREEMENT	Exhibit 2.1

entered into between	EXECUTION

THE PARTIES LISTED IN Annexure A

(the "Bank Zero Sellers")

and

THE PARTIES LISTED IN Annexure B

(the "Zero Research Sellers")

and

LESAKA TECHNOLOGIES PROPRIETARY LIMITED

(Registration Number 2002/031446/07)

("Lesaka SA")

and

ZERO RESEARCH PROPRIETARY LIMITED

(Registration Number 2016/003820/07)

("Zero Research")

and

BANK ZERO MUTUAL BANK

(Registration Number MB0001)

("Bank Zero")

and

NAUGHT HOLDINGS LTD

(Company Number 194 904 GBC)

("Naught Holdings")

TABLE OF CONTENTS

Clause number and description	Page

Annexure A Bank Zero Sellers	77

Annexure B Zero Research Sellers	79

Annexure C Bank Zero Sellers Particulars	81

Annexure D Bank Accounts	82

Annexure E Hassem Prag Services Agreement	83

Annexure F Warranties	85

WHEREBY IT IS AGREED AS FOLLOWS:

1. INTERPRETATION AND PRELIMINARY

The headings in this Agreement are for the purpose of convenience and reference only and shall neither be used in the interpretation of nor modify nor amplify the terms of this Agreement nor any of its clauses. Unless a contrary intention clearly appears:

1.1. the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely:

1.1.1. "Actual MV" means the actual Rand price per Lesaka Inc Share traded on the JSE (as reflected on the official website of the JSE (https://www.jse.co.za/)) at close of business on the Business Day preceding (i) for purposes of clause 23, the date of which Lesaka SA delivers the notice contemplated in clause 23.4; or (ii) for each other purpose, the Closing Date;

1.1.2. "Aggregate Shares Consideration" means such number of Lesaka Inc Shares as will be equal to 12% (twelve percent) of the Total Lesaka Inc Shares on the Closing Date immediately following implementation of the Transaction;

1.1.3. "Aggregate BZ Cash Swop Portion" means an amount calculated in accordance with the following formula:

A = [(B - C) x D] x E

where

A is the amount to be calculated;

B is the Actual MV;

C is the Agreed Value;

D is the number of BZ Consideration Shares;

E is (i) 21.6% (twenty-one point six percent), in the case of a Bank Zero Seller which is a company; or (ii) 36% (thirty six percent) in the case of a Bank Zero Seller which is a trust;

1.1.4. "Aggregate ZR Cash Swop Portion" means the sum of the Cuillères Cash Swop Portion and the Montegray Cash Swop Portion;

1.1.5. "Agreed Portion" means such number of Lesaka Inc Shares as is agreed in writing between Lesaka SA and Bank Zero;

1.1.6. "Agreed Value" means an amount per Lesaka Inc Share agreed between Lesaka SA and the Sellers' Representative in writing;

1.1.7. "Agreement" means this transaction implementation agreement together with any annexures hereto, as it may be amended in writing from time to time;

1.1.8. "Applicable Laws" means all statutes, enactments, laws, ordinances, treaties, conventions, protocols, by-laws, rules, regulations, guidelines, policies, policy notes, notifications, notices, judgments, decrees, injunctions, writs or orders of any court, statutory or regulatory authority, tribunal, board or stock exchange, revenue authority and/or Tax Authority in any jurisdiction as may be applicable to the relevant Party;

1.1.9. "Balance Repurchase Consideration Shares" means such a number of Lesaka Inc Shares as is equal to the Repurchase Consideration Shares less the Escrow Shares;

1.1.10. "Bank Zero" means Bank Zero Mutual Bank (registration number MB0001), a mutual bank registered in accordance with the Mutual Banks Act;

1.1.11. "Bank Zero Material Adverse Change" means:

1.1.11.1. any corporate action, legal proceedings or other procedure or step is taken in relation to the liquidation, winding-up, dissolution, administration, judicial management, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any one or more of Bank Zero, a Bank Zero Seller, Zero Research and/or a Zero Research Seller; and/or

1.1.11.2. a breach of an Interim Period Undertaking which is either not capable of remedy or, if capable of remedy, is not remedied within 10 (ten) Business Days of such breach occurring; and/or

1.1.11.3. a breach of any Warranty given to Lesaka SA by the Warrantors which is either not capable of remedy or, if capable of remedy, is not remedied within 10 (ten) Business Days of such breach occurring; and/or

1.1.11.4. a claim arising under an Indemnity; and/or

1.1.11.5. the ratio of investments to total deposits of Bank Zero being more than 81% (eighty one percent) and the ratio of liquid assets to total deposits being no less than 32% (thirty two percent) (for purposes of this clause, "investments" means the sum of fixed and notice deposits with tier-1 South African financial institutions and treasury bills; and "liquid assets" means the sum of instant-access money market funds, balances with central banks and cash-on-hand); and/or

1.1.11.6. the occurrence of any event, fact or circumstance which, alone or together with any linked actual or potential event, fact or circumstance, is reasonably likely to:

1.1.11.6.1. have an adverse effect on the ability of Bank Zero to carry on business as it had in the 12 (twelve) month period preceding such event; or

1.1.11.6.2. result in a reduction of at least (i) 10% (ten percent) of Bank Zero's net assets; or (ii) 30% (thirty percent) of Bank Zero's profit / loss after tax, in each case for a rolling 12 (twelve) month period; or

1.1.11.6.3. cause material reputational harm to the business of Bank Zero and/or Lesaka SA,

and for purposes of the Bank Zero Material Adverse Change, it shall be assumed that the Warranties are given on each day of the Interim Period and that clauses 19, 20, 21 and 22 or of force and in effect;

1.1.12. "Bank Zero Minority Sale" means the sale of the Bank Zero Minority Shares by the Bank Zero Sellers to Lesaka SA in exchange for the BZ Purchase Consideration;

1.1.13. "Bank Zero Minority Shares" means all of the Bank Zero Shares held by the Bank Zero Sellers on the Closing Date, following implementation of the NH BZ Sale;

1.1.14. "Bank Zero Sellers" means, collectively, each Party listed in Annexure A, and "Bank Zero Seller" means any one of them as the context may require;

1.1.15. "Bank Zero Shares" means the total number of permanent interest-bearing Class A shares in issue in Bank Zero as at the Closing Date;

1.1.16. "BZ Capital" means the sum of paid-up share capital, reserves, and retained earnings (or accumulated losses) as reported on the balance sheet of Bank Zero;

1.1.17. "BZ Cash Consideration" means, in respect of each Bank Zero Seller, subject to clause 14.4.5, an amount calculated in accordance with the following formula:

A = {[(B x C) - D] x E} / (1 - E)

where

A is the amount to be calculated;

B is the number of BZ Consideration Shares to be delivered to that Bank Zero Seller, being the BZ Consideration Shares multiplied by such Bank Zero Seller's Relevant Proportion;

C is an amount equal to the lower of (i) the Agreed Value; and (ii) the Actual MV;

D is the base cost for the Bank Zero Shares being sold by that Bank Zero Seller in terms of the Bank Zero Minority Sale, being: (i) for each of Cuillères and Montegray, the sum of (x) the amount set out in Annexure C hereto; and (y) if the NH BZ Sale is implemented in accordance with clauses 9.1 to 9.4 (both inclusive), 50% (fifty percent) of the NH BZ Purchase Consideration; and (ii) for each other Bank Zero Seller, the amount set out in Annexure C hereto;

E is (i) 21.6% (twenty-one point six percent), in the case of a Bank Zero Seller which is a company; or (ii) 36% (thirty six percent) in the case of a Bank Zero Seller which is a trust;

1.1.18. "BZ Consideration Shares" means such number of Lesaka Inc Shares as is calculated in accordance with the following formula:

A = B x C

where

A is the amount to be calculated;

B is a number equal to the Aggregate Shares Consideration; and

C is the BZ Minority Stake;

1.1.19. "BZ Minority Stake" means the number of Bank Zero Minority Shares divided by the total number of Bank Zero Shares, expressed as a percentage, being 1.204% (one point two zero four percent) as at the Signature Date;

1.1.20. "BZ Purchase Consideration" means, collectively, the BZ Consideration Shares and the aggregate of the BZ Cash Consideration payable to each Bank Zero Seller;

1.1.21. "BZ ZR Stake" means the number of Bank Zero Shares held by Zero Research divided by the total number of Bank Zero Shares, expressed as a percentage, being 98.796% (ninety eight point seven nine six percent) as at the Signature Date;

1.1.22. "Business Day" means a day which is not a Saturday, Sunday or official public holiday in South Africa from time to time;

1.1.23. "Calculated Values" means, collectively, the Aggregate ZR Cash Swop Portion; the Cap Top Up; the Cap Top Up Consideration Shares; the Cuillères Cash Consideration; the Cuillères Cash Swop Portion; the NH BZ Purchase Consideration; the NH BZ Purchase Consideration Shares; the NH ZR Purchase Consideration; the NH ZR Purchase Consideration Shares; the Montegray Cash Consideration; the Montegray Cash Swop Portion; the Repurchase Cash Consideration; the Repurchase Consideration Shares; the Subscription Consideration Shares; the Subscription Cash Consideration, and "Calculated Value" means any one of them as the context may indicate;

1.1.24. "Capital Floor" means an amount equal to the greater of (i) R50 000 000 (fifty million Rand) or (ii) 13% (thirteen percent) of the aggregate risk weighted assets of Bank Zero;

1.1.25. "Cap Top Up" means an amount equal to the lower of:

1.1.25.1. 50% (fifty percent) of the amount advanced by Zero Research to Bank Zero in the period between the Signature Date and the Closing Date to order to comply with clause 6.4.1 (as advised to Lesaka SA in writing in accordance with clause 6.5); or

1.1.25.2. R15 000 000.00 (fifteen million Rand);

1.1.26. "Cap Top Up Contribution" means, in respect of each Zero Research Seller and Naught Holdings, the amount, if any, paid by that Zero Research Seller / Naught Holdings to Zero Research in the period between the Signature Date and the Closing Date to order to comply with clause 6.4.1 (as advised to Lesaka SA in writing in accordance with clause 6.5);

1.1.27. "Cap Top Up Proportion" means, in respect of each Zero Research Seller and Naught Holdings, such Zero Research Seller's / Naught Holdings' Cap Top Up Contribution, divided by the aggregate Cap Top Up Contributions by all of the Zero Research Sellers and Naught Holdings, expressed as a percentage;

1.1.28. "Cap Top Up Consideration Shares" means, in respect of each Zero Research Seller and Naught Holdings, a number of Lesaka Inc Shares calculated in accordance with the following formula:

A = B/C x D

where

A is the amount to be calculated;

B is the amount of the Cap Top Up;

C is the Agreed Value; and

D is the Cap Top Up Proportion for that Zero Research Seller or Naught Holdings (as the case may be);

1.1.29. "Claim" means any actual (and not contingent) suit, action, application, dispute claim (i) arising out of a breach of any Warranty; or (ii) pursuant to an Indemnity, whether or not the Losses to which such claim relates have been determined;

1.1.30. "Closing Date" means, subject to each of the fulfilment of the MAC CP, clause 5.7 and clause 14.3.1, the first day of the month following the month in which the Unconditional Date occurs (or, if the Unconditional Date occurs after the 28th of any month, the Closing Date shall be the first day of the second month following the month in which the Unconditional Date occurs), or such other date as Lesaka SA and Zero Research may agree in writing;

1.1.31. "Companies Act" means the Companies Act, No. 71 of 2008;

1.1.32. "Competition Authorities" means:

1.1.32.1. the Competition Commission established pursuant to Chapter 4, Part A of the Competition Act;

1.1.32.2. the Competition Tribunal established pursuant to Chapter 4, Part B of the Competition Act; or

1.1.32.3. the Competition Appeal Court established pursuant to Chapter 4, Part C of the Competition Act,

as the case may be;

1.1.33. "Constitutional Documents" means, in respect of (i) Bank Zero, its articles of association; and (ii) Zero Research, its memorandum of incorporation;

1.1.34. "Cuillères" means 3 Cuillères Proprietary Limited (registration number 2015/064411/07), a company duly incorporated in accordance with the Applicable Laws of South Africa;

1.1.35. "Cuillères Cash Consideration" means an amount calculated in accordance with the following formula:

A = [{(B x C x 0.85) - D} x 21.6%] / (1 - 21.6%)

where

A is the amount to be calculated;

B is the number of Repurchase Consideration Shares to be delivered to Cuillères, being the Repurchase Consideration Shares multiplied by Cuillères' Relevant Proportion plus Cuillères' Cap Top Up Consideration Shares, if any;

C is an amount equal to the lower of (i) the Agreed Value; and (ii) the Actual MV; and

D is the sum of (i) the base cost for the Repurchase Shares held by Cuillères as at the Signature Date, being R76 833 382 (seventy six million eight hundred and thirty three thousand three hundred and eighty two Rand); and (ii) if the NH ZR Sale is implemented in accordance with clauses 9.7 to 9.10 (both inclusive), 50% (fifty percent) of the NH ZR Consideration; and (iii) Cuillères' Cap Top Up Contribution, if any;

1.1.36. "Cuillères Cash Swop Portion" means an amount calculated in accordance with the following formula:

A = (B - C) x 0.85 x D x 21.6%

where

A is the amount to be calculated;

B is the Actual MV;

C is the Agreed Value;

D is the number of Repurchase Consideration Shares to be delivered to Cuillères, being the Repurchase Consideration Shares multiplied by Cuillères' Relevant Proportion plus Cuillères' Cap Top Up Consideration Shares, if any;

1.1.37. "Custody Account" has the meaning ascribed thereto in clause 6.7;

1.1.38. "Determined" means, in relation to an Uninsured Claim, where the liability in respect of the Uninsured Claim is determined in accordance with clause 31 and such determination is not subject to any right of appeal or has not been appealed within the requite time period or the Sellers' Representative has confirmed in writing that the Warrantors will not appeal such determination;

1.1.39. "Encumbrance" includes any pledge, lien, notarial bond, hypothecation, security, cession, charge, assignment or any agreement or arrangement, whether conditional or not and whether relating to existing or future assets, having the effect of providing a security interest or preferential treatment to a person over another person's assets (including set-off, retention or reciprocal fee arrangements, or any arrangement to give effect to any form of security interest or preferential treatment to a person over another person's assets), and "Encumber" and "Unencumbered" shall be construed accordingly;

1.1.40. "Escrow Agent" means FirstRand Bank Limited or such other third party service provider as Lesaka SA may nominate by written notice to the Sellers' Representative;

1.1.41. "Escrow Agreement" means the escrow agreement to be conclude between the Zero Research Sellers, Lesaka SA and the Escrow Agent prior to the Closing Date;

1.1.42. "Escrow Shares" means such a portion of the Lesaka Inc Shares to be issued to the Zero Research Sellers pursuant to the Zero Research Repurchase as is equal to R25 000 000 (twenty five million Rand) divided by the Actual MV (it being recorded, for the avoidance of doubt, that each Zero Research Seller shall contributed its Relevant Proportion of the Escrow Shares);

1.1.43. "Expert" means the transaction advisory / valuation department of any of KPMG, PwC, Ernst & Young or Deloitte appointed by agreement between Lesaka SA and the Sellers' Representative or, failing agreement between them within 5 (five) Business Days from the first of them nominating any of the aforementioned accounting firms for such purpose, the transaction advisory / valuation department of any of KPMG, Ernst and Young, Deloitte, or PwC, as nominated by Rand Merchant Bank on request by Lesaka SA or the Sellers' Representative;

1.1.44. "Fairly Disclosed" means disclosed in such a manner and in such detail as would enable a prospective purchaser, acting reasonably and in good faith, to make a reasonably informed assessment of the impact of the matter concerned on the relevant Target and its business;

1.1.45. "Filing Fees" the aggregate of all costs, fees, charges and/or expenses (including all applicable Tax which is levied in respect thereof) paid or payable to any Regulatory Authority by any Party in making the application for Regulatory Approval to such Regulatory Authority;

1.1.46. "Financial Statements" means, in respect of (i) Zero Research, the audited annual financial statements of Zero Research for the financial year ending 31 December 2024; or (ii) Bank Zero, the audited annual financial statements of Bank Zero for the financial year ending 31 December 2024;

1.1.47. "General Insurance Policy" means the written non-recourse warranty and indemnity policy to be taken out by Lesaka SA on or about the Signature Date in terms of which third party underwriter/s indemnify Lesaka SA against any Loss suffered by it as a result of any Claims, but subject to the provisions of clause 22, in accordance with the terms and conditions of such policy;

1.1.48. "Hassem Prag" means Hassem Prag Proprietary Limited (registration number 2017/014601/07), a company duly incorporated in accordance with the Applicable Laws of South Africa;

1.1.49. "IFRS" means the IFRS Standards set by the International Accounting Standards Board, together with all authoritative interpretations issued by the International Financial Reporting Interpretations Committee, at the applicable date;

1.1.50. "Indemnities" means, collectively, the indemnities set out in clause 21, and "Indemnity" means any one of them as the context may indicate;

1.1.51. "Intellectual Property" means all patents, rights to inventions, copyright and related rights, moral rights , trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in utility models, semi-conductor topography rights, rights in computer software, database rights, data exclusivity rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;

1.1.52. "Inter-Related" has the meaning ascribed thereto in the Companies Act;

1.1.53. "Interim Period" means the period commencing on the Signature Date and ending on the Closing Date (or if the Agreement is actually implemented on a date after the Closing Date, the actual date of implementation of the Agreement) (both dates inclusive);

1.1.54. "Interim Period Undertakings" means, collectively, the undertakings set out in clause 6, respectively, and "Interim Period Undertaking" means any one of them as the context may indicate;

1.1.55. "Joint Instruction" means a written joint instruction addressed to the Escrow Agent duly signed by the ZR Sellers' Escrow Representative and the Lesaka SA's Escrow Representative and delivered in accordance with the Escrow Agreement;

1.1.56. "JSE" means the exchange operated by JSE Limited (registration number 2005/022939/06) (or any other name by which it may be known in the future);

1.1.57. "JSE Investor Services" means JSE Investor Services CSDP Proprietary Limited (registration number 2011/001308/07), a company duly incorporated in accordance with the Applicable Laws of South Africa;

1.1.58. "Key Executives" means, collectively:

1.1.58.1. Yatin Narsai;

1.1.58.2. Liné Wiid;

1.1.58.3. Anneke Landman;

1.1.58.4. Gita Daya;

1.1.58.5. Ismail Mahomed;

1.1.58.6. Lezanne Human;

1.1.58.7. Bongani Sibanda;

1.1.58.8. Gustav Kellar;

1.1.58.9. Haresh Ghatala;

1.1.58.10. Fionn Williamson;

1.1.58.11. Ian Dauncey;

1.1.58.12. Charl van der Westhuizen;

1.1.58.13. Innocent Masindi; and

1.1.58.14. Amelia Marais,

and "Key Executive" means any one of them as the context may indicate;

1.1.59. "Key Targets" means the key targets agreed in writing between Lesaka SA and Bank Zero;

1.1.60. "Lesaka Inc" means Lesaka Technologies, Inc., IRS Employer Identification Number 98-0171860, a corporation duly incorporated in accordance with the laws of the State of Florida, US, which shares of common stock are publicly traded on the NASDAQ (NASDAQ share code: LSAK) and Johannesburg Stock Exchange (JSE share code: LSK);

1.1.61. "Lesaka Inc Shares" means shares of common stock, with a par value of USD0.001 per share, in Lesaka Inc, being a share of common stock which may be publicly traded on the securities exchange owned and operated by the JSE;

1.1.62. "Lesaka Inc MAC" means:

1.1.62.1. any corporate action, legal proceedings or other procedure or step is taken in relation to the liquidation, winding-up, dissolution, administration, judicial management, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of Lesaka Inc; and/or

1.1.62.2. the occurrence of any event, fact or circumstance which, alone or together with any linked actual or potential event, fact or circumstance, is reasonably likely to:

1.1.62.2.1. have an adverse effect on the ability of Lesaka Inc to carry on business as it had in the 12 (twelve) month period preceding such event; or

1.1.62.2.2. cause material reputational harm to the business of Lesaka Inc;

1.1.63. "Lesaka SA" means Lesaka Technologies Proprietary Limited (registration number 2002/031446/07), a company duly incorporated in accordance with the Applicable Laws of South Africa;

1.1.64. "Lesaka SA BZ Nominees" means such number of nominees as will, if and when appointed to the board of directors of Bank Zero, constitute the majority of the directors of Bank Zero;

1.1.65. "Lesaka SA's Escrow Representative" means the authorised representative nominated by Lesaka SA in accordance with the Escrow Agreement;

1.1.66. "Long Stop Date" means, subject to clause 5.7, 6 August 2026, or such other date as Lesaka SA and the Sellers' Representative may agree in writing;

1.1.67. "Losses" means any losses, expenses, interest and/or damages of any nature whatsoever and from whatsoever cause arising (whether as a result of breach of contract, a delict, vicarious liability or otherwise);

1.1.68. "LTIP" means the long-term incentive plan to be made available by Bank Zero and/or Lesaka SA to the Key Executives and Hassem Prag following implementation of the Transaction and as part of Lesaka SA's existing long-term incentive plan for senior employees, pursuant to which:

1.1.68.1. each Key Executive shall be awarded its Agreed Portion of the available Lesaka Inc Shares, being a number equal to R70,000,000 (seventy million Rand) divided by the Agreed Value (the "Retention LTIP Shares"), which will vest on the 3rd (third) anniversary of the Closing Date; and

1.1.68.2. each Key Executive shall be awarded its Agreed Portion of the available Lesaka Inc Shares, being a number equal to the amount of R30,000,000 (thirty million Rand) divided by the Agreed Value (the "Performance LTIP Shares"), which will vest on the 3rd (third) anniversary of the Closing Date, but only if Bank Zero (acting reasonably and in good faith) determines that the Key Targets have been met (or substantially met, as determined in the sole discretion of Bank Zero), provided that no Lesaka Inc Shares shall vest if the relevant Key Executive is not employed by Bank Zero at the proposed vesting date;

1.1.69. "MAC CP" means the Condition Precedent contemplated in clause 3.1.8;

1.1.70. "MAC Notice" means a notice delivered by (i) the Sellers' Representative to Lesaka SA as contemplated in clause 5.1; or (ii) Lesaka SA to the Sellers' Representative as contemplated in clause 5.2; or (iii) Lesaka SA to the Sellers' Representative as contemplated in clause 5.3; or (iv) the Sellers' Representative to Lesaka SA as contemplated in clause 5.4, as the case may be;

1.1.71. "Malaika" means Malaika Mlinzi Investments Proprietary Limited (registration number 2015/256282/07), a company duly incorporated in accordance with the Applicable Laws of South Africa;

1.1.72. "Montegray" means Montegray Capital Proprietary Limited (registration number 2010/022988/07), a company duly incorporated in accordance with the Applicable Laws of South Africa;

1.1.73. "Montegray Cash Consideration" means an amount calculated in accordance with the following formula:

A = [{(B x C x 0.85) - D} x 21.6%] / (1 - 21.6%)

where

A is the amount to be calculated;

B is the number of Repurchase Consideration Shares to be delivered to Montegray, being the Repurchase Consideration Shares multiplied by Montegray's Relevant Proportion plus Montegray's Cap Top Up Consideration Shares, if any;

C is an amount equal to the lower of (i) the Agreed Value; and (ii) the Actual MV; and

D is the sum of (i) the base cost for the Repurchase Shares held by Montegray as at the Signature Date, being R73 668 877 (seventy three million six hundred and sixty eight thousand eight hundred and seventy seven); and (ii) if the NH ZR Sale is implemented in accordance with clauses 9.7 to 9.10 (both inclusive), 50% (fifty percent) of the NH ZR Consideration; and (iii) Montegray's Cap Top Up Contribution, if any;

1.1.74. "Montegray Cash Swop Portion" means an amount calculated in accordance with the following formula:

A = (B - C) x 0.85 x D x 21.6%

where

A is the amount to be calculated;

B is the Actual MV;

C is the Agreed Value; and

D is the number of Repurchase Consideration Shares to be delivered to Montegray, being the Repurchase Consideration Shares multiplied by Montegray's Relevant Proportion plus Montegray's Cap Top Up Consideration Shares, if any;

1.1.75. "Mutual Banks Act" means the Mutual Banks Act, No. 124 of 1993, as amended;

1.1.76. "NASDAQ" means the Nasdaq Stock Market (Nasdaq Global Select Market) of the NASDAQ OMX Group, Inc.;

1.1.77. "Naught Holdings" means Naught Holdings Ltd (company number 194 904 GBC), a company duly incorporated in accordance with the Applicable Laws of Mauritius;

1.1.78. "Naught Holdings Exit" means, collectively, the NH BZ Sale and the NH ZR Sale;

1.1.79. "NH BZ Purchase Consideration" means an amount equal to the NH BZ Purchase Consideration Shares multiplied by the Agreed Value;

1.1.80. "NH BZ Purchase Consideration Shares" means such number of Lesaka Inc Shares as is equal to the number of BZ Consideration Shares multiplied by the NH BZ Stake;

1.1.81. "NH BZ Shares" means all of the Bank Zero Shares held by Naught Holdings;

1.1.82. "NH BZ Stake" means the number of Bank Zero Shares held by Naught Holdings immediately prior to the NH BZ Sale, divided by the total number of Bank Zero Shares, expressed as a percentage, being 0.078% (zero point zero seven eight percent) as at the Signature Date;

1.1.83. "NH ZR Purchase Consideration" means an amount equal to the NH BZ Purchase Consideration Shares multiplied by the Agreed Value;

1.1.84. "NH ZR Purchase Consideration Shares" means such number of Lesaka Inc Shares as is equal to the number of Repurchase Consideration Shares multiplied by the NH ZR Stake plus Naught Holdings' Cap Top Up Consideration Shares, if any;

1.1.85. "NH ZR Shares" means all of the Zero Research Shares held by Naught Holdings; and

1.1.86. "NH ZR Stake" means the number of Zero Research Shares held by Naught Holdings immediately prior to the NH ZR Sale, divided by the total number of Zero Research Shares, expressed as a percentage, being 5.06% (five point zero six percent) as at the Signature Date;

1.1.87. "Ordinary Course" or "Ordinary Course of Business" means, with respect to any conduct of a Target, conduct which is undertaken in the ordinary course of its normal day-to-day operations and which is not inconsistent with its general past practices;

1.1.88. "Onerous Condition" means any condition or restriction imposed by the relevant Regulatory Authority which materially adversely affects the business of the person on which it is imposed;

1.1.89. "Parties" means, collectively, the Bank Zero Sellers, the Zero Research Sellers, Lesaka SA, Zero Research and Bank Zero, and "Party" means any one of them as the context may indicate;

1.1.90. "Prudential Authority" means the prudent authority established in terms of the Financial Sector Regulation Act, No. 9 of 2017;

1.1.91. "Rand" means South African Rand, the lawful currency of South Africa;

1.1.92. "Regulatory Authorities" means, collectively:

1.1.92.1. the Prudential Authority;

1.1.92.2. the SARB; and

1.1.92.3. the Competition Authorities,

and "Regulatory Authority" means any one of them as the context may indicate;

1.1.93. "Regulatory Approval" means the approval sought from the relevant Regulatory Authority or other regulatory authority as contemplated in clauses 3.1.1, 3.1.2, 3.1.3 or 3.1.4 (as the case may be);

1.1.94. "Related" has the meaning ascribed thereto in the Companies Act;

1.1.95. "Relevant Proportion" means, in respect of:

1.1.95.1. a Bank Zero Seller, the number of Bank Zero Shares held by such Bank Zero Seller as at the Closing Date and following implementation of the NH BZ Sale, divided by the total number of Bank Zero Shares held by all of the Bank Zero Sellers, expressed as a percentage; or

1.1.95.2. a Zero Research Seller, the number of Repurchase Shares held by such Zero Research Seller as at the Closing Date and following implementation of the NH ZR Sale, divided by the total number Repurchase Shares held by all of the Zero Research Sellers, expressed as a percentage;

1.1.96. "Remaining Provisions" means, collectively, clause 1, clause 2, clause 3, clause 7 and clause 28 to clause 36 (both inclusive);

1.1.97. "Repurchase Cash Consideration" means the sum of the Montegray Cash Consideration and the Cuillères Cash Consideration;

1.1.98. "Repurchase Consideration" means the sum of the Repurchase Cash Consideration and the Repurchase Consideration Shares and the aggregate Cap Top Up Consideration Shares, if any, for all the Zero Research Sellers and Naught Holdings;

1.1.99. "Repurchase Consideration Shares" means such number of Lesaka Inc Shares as is calculated in accordance with the following formula:

A = B - [(C + D) / E]

where

A is the amount to be calculated;

B is a number equal to the Aggregate Shares Consideration multiplied by the BZ ZR Stake;

C is an amount equal to 50% (fifty percent) of the Filing Fees;

D is an amount equal to the W&I Premium & Fee; and

E is the Agreed Value;

1.1.100. "Repurchase Shares" means all of the Zero Research Shares held by the Zero Research Sellers on the Closing Date, following implementation of the NH ZR Sale;

1.1.101. "SARB" means the South African Reserve Bank (or an authorised dealer of the South African Reserve Bank);

1.1.102. "Sellers" means, collectively, the Bank Zero Sellers and the Zero Research Sellers;

1.1.103. "Sellers' Representative" means Malaika and Cuillères, acting collectively;

1.1.104. "Settled" means, in relation to an Uninsured Claim, where the liability, if any, of the Warrantors to Lesaka SA in respect of the Uninsured Claim is agreed between the Warrantors and Lesaka SA in writing;

1.1.105. "Signature Date" means the date on which the Party to this Agreement signing last in time signs this Agreement;

1.1.106. "South Africa" means the Republic of South Africa;

1.1.107. "STT" means securities transfer tax levied in terms of the South African Securities Transfer Tax Act, No. 25 of 2007, as amended or replaced from time to time;

1.1.108. "Subscription Consideration" means the sum of the Subscription Consideration Shares and the Subscription Cash Consideration;

1.1.109. "Subscription Consideration Shares" means such number of Lesaka Inc Shares as is equal to the Repurchase Consideration Shares plus the aggregate Cap Top Up Consideration Shares, if any, for all the Zero Research Sellers and Naught Holdings;

1.1.110. "Subscription Cash Consideration" means an amount equal to the Repurchase Cash Consideration;

1.1.111. "Subscription Shares" means 201 486 025 (two hundred and one million, four hundred and eighty six thousand and twenty five) Class A Shares in the share capital of Zero Research;

1.1.112. "Subsidiary" has the meaning ascribed thereto in the Companies Act;

1.1.113. "Targets" means, collectively, Zero Research and Bank Zero, and "Target" means any one of them as the context may indicate;

1.1.114. "Tax Authority" means any statutory body or governmental agency which has authority to impose, levy or collect Tax in any jurisdiction;

1.1.115. "Taxation" includes:

1.1.115.1. all forms of tax;

1.1.115.2. all forms of levies, duties, assessments, imposts, deductions, charges, withholdings and contributions in the nature of taxation; and

1.1.115.3. all fines, penalties and interest,

whether direct or indirect or deferred, and whenever enacted or imposed by any tax authority, and "Tax" shall have a corresponding meaning;

1.1.116. "Title Warranties" means, collectively, the warranties contained in clause 17 and paragraphs 2, 3and 4 of Annexure F;

1.1.117. "Total Lesaka Inc Shares" means the total number of shares of fully diluted common stock of Lesaka Inc as at the Closing Date, calculated in accordance with the following formula:

A = B + C + D + E + F

where

A is the number to be calculated;

B is the number of issued and outstanding Lesaka Inc Shares as published in Lesaka Inc's most recently published Form 10-Q - Quarterly Report (published pursuant to the Securities Exchange Act of 1934) (the "10-Q");

C is the number of Lesaka Inc Shares issued subsequent to the date of the 10-Q;

D is the number of Lesaka Inc Shares allocated, but not yet been issued, to employees of Lesaka SA and employees of subsidiaries of Lesaka SA (other than in terms of Lesaka SA's employee share ownership plan established pursuant to Project Gold);

E is the number of Lesaka Inc Shares allocated, but not yet been issued, to certain key contractors of Lesaka SA in accordance with the agreement concluded between Lesaka SA and each such contractor; and

F is the number of Lesaka Inc Shares which may be issued to one or more third parties in accordance with an agreement concluded between Lesaka SA (and/or one of its subsidiaries and/or Lesaka Inc and/or of one it subsidiaries) and such third party in terms of which Lesaka Inc Shares are deliverable as consideration for a merger, acquisition or other corporate structure (excluding, for the avoidance of doubt, the Transaction).;

1.1.118. "Transaction" means, collectively, the Bank Zero Minority Sale, the Zero Research Subscription and the Zero Research Repurchase;

1.1.119. "Transaction Step" and "Transaction Steps" has the meaning ascribed thereto in clause 10.1;

1.1.120. "Transaction Consideration" means the aggregate of (i) the Aggregate Shares Consideration; and (ii) the BZ Cash Consideration; and (iii) the Subscription Cash Consideration;

1.1.121. "Unconditional Date" means the date on which the last of the Conditions Precedent (excluding the MAC CP) is fulfilled or waived (as the case may be);

1.1.122. "Uninsured Claim" means any Claim in respect of which Lesaka SA is not permitted to, or does not, recover the full Loss arising pursuant to such Claim in terms of the General Insurance Policy;

1.1.123. "VDR" means the virtual data room prepared by the Target made available on SharePoint, copies of which will be made and delivered to the Sellers' Representative and Lesaka SA on or before the Signature Date;

1.1.124. "Warranties" means, collectively, the warranties set out in clause 19 and Annexure F (read with clause 17), and "Warranty" means any one of them as the context may indicate;

1.1.125. "Warrantors" means, in respect of:

1.1.125.1. the Warranties given in respect Bank Zero, the Bank Zero Sellers; or

1.1.125.2. the Warranties given in respect of Zero Research, the Zero Research Sellers,

and "Warrantor" means any one of them as the context may indicate;

1.1.126. "Warranty Claim" means any actual (and not contingent) suit, action, application, dispute claim arising out of a breach of any Warranty, whether or not the Losses to which such claim relates have been determined;

1.1.127. "W&I Premium & Fee" means an amount of R6,135,000 (six million one hundred and thirty five thousand Rand), being the sum of the premium payable to the underwriter/s of the General Insurance Policy and the fee payable to the broker placing the General Insurance Policy;

1.1.128. "Zero Research" means Zero Research Proprietary Limited (registration number 2016/003820/07), a company duly incorporated in accordance with the Applicable Laws of South Africa;

1.1.129. "Zero Research Repurchase" means the sale by the Zero Research Sellers, and the repurchase by Zero Research of, the Repurchase Shares, in exchange for the Repurchase Consideration;

1.1.130. "Zero Research Sellers" means collectively, the Parties listed in Annexure B and "Zero Research Seller" means any one of them as the context may require;

1.1.131. "Zero Research Shares" means all of the issued Class A Shares in the share capital of Zero Research;

1.1.132. "Zero Research Subscription" means the subscription by Lesaka SA for, and the allotment and issue by Zero Research to Lesaka SA, of the Subscription Shares in exchange for the Subscription Consideration; and

1.1.133. "ZR Sellers' Escrow Representative" means the authorised representative nominated by the Zero Research Sellers in accordance with the Escrow Agreement;

1.2. words importing:

1.2.1. any one gender include the other of masculine, feminine and neuter;

1.2.2. the singular include the plural and vice versa; and

1.2.3. natural persons include created entities (corporate or unincorporate) and the state and vice versa;

1.3. if figures are referred to in numerals and in words in this Agreement and if there is any conflict between the two, the numerals shall prevail;

1.4. any reference to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time and includes any subordinate legislation made from time to time under such enactment. Any reference to a particular section in an enactment is to that section as at the Signature Date, and as amended or re-enacted from time to time and/or an equivalent measure in an enactment, provided that if as a result of such amendment or re-enactment, the specific requirements of a section referred to in this Agreement are changed, the relevant provision of this Agreement shall be read as if it had also been amended as necessary, without the necessity for a written amendment;

1.5. if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the agreement;

1.6. unless otherwise provided, any number of days prescribed in this Agreement shall be determined by excluding the first and including the last day unless the last day falls on a day that is not a Business Day, in which case the last day shall be the next succeeding Business Day;

1.7. expressions defined in the main body of this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own conflicting definitions;

1.8. the use of any expression in this Agreement covering a process available under South African law, including winding-up, shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction;

1.9. if:

1.9.1. any term is defined in any particular clause in the main body of this Agreement, the term so defined, unless it is clear from the clause in question that the defined term has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause;

1.9.2. any term is defined in any annexure to this Agreement, the term so defined, unless it expressly provides in that annexure that the defined term in question shall bear the meaning ascribed to it for all purposes in the annexure and in the main body of this Agreement, will have limited application to that annexure only;

1.9.3. any annexure to this Agreement contains any rules of interpretation which conflict with the rules of interpretation contained in the main body of this Agreement such that a consistent and congruent application of both rules cannot be achieved, then the rules set out in that annexure shall prevail for purposes of interpreting that specific annexure and only to the extent of the aforesaid conflict;

1.10. the discharge or termination of this Agreement shall not affect those provisions of this Agreement which expressly provide that they will operate after such discharge or termination or which of necessity must continue to have effect after such discharge or termination, notwithstanding that the clauses themselves do not expressly provide for this;

1.11. the terms of this Agreement having been equally negotiated by the Parties, the rule of construction that an agreement or a clause thereof shall be interpreted against a Party responsible for the drafting of that agreement or that specific clause, shall not apply in the interpretation of this Agreement;

1.12. any reference in this Agreement to a Party shall include a reference to that Party's assigns expressly permitted under this Agreement and, if such Party is liquidated, or is sequestrated or business rescue proceedings have commenced in respect of such Party, be applicable also to and binding upon that Party's liquidator, trustee or business rescue practitioner, as the case may be;

1.13. any reference in this Agreement to any other agreement or document shall be construed as a reference to such other agreement or document as it may have been, or may from time to time be, amended, varied, novated or supplemented;

1.14. the words following "other", "otherwise", "including", "in particular", or any other similar general term or expression shall not:

1.14.1. be construed as being of the same kind, class or nature with any preceding words; or

1.14.2. limit the generality of any preceding word/s,

if a wider construction is possible; and

1.15. where this Agreement requires a Party to use "Reasonable Endeavours" in relation to an action or omission, that Party shall do all such things as are or may be necessary or desirable so as to achieve that action or omission and, to the extent that the action or omission is frustrated, hindered or otherwise difficult to attain, the Parties shall consult and co-operate with each other and continue to take action (including any action agreed between the Parties pursuant to such consultation) so as to achieve that action or omission until each of Parties agree that it is not reasonable to take the action or is reasonable to omit taking the action, provided that any actions or omissions required to be undertaken:

1.15.1. shall at all times be commercially reasonable as regards all Parties;

1.15.2. shall not be such as to result in a breach of fiduciary duty or contravention of any Applicable Laws; and

1.15.3. shall not be construed as requiring a Party to take any step other than one which a prudent, determined and reasonable business person, acting in his own interests and desiring to achieve that result, would in that circumstance undertake.

2. SELLERS' REPRESENTATIVE

2.1. The Sellers hereby irrevocably appoint the Sellers' Representative to represent them for purposes of receiving any notices in terms of this Agreement. Any notice given under this Agreement to the Sellers' Representative shall be deemed to have been given to all the Sellers.

2.2. Where any provision in this Agreement refers:

2.2.1. to agreement (whether in writing or otherwise) between Lesaka SA, on the one hand, and any one or more of the other Parties and/or the Sellers' Representative, on the other hand, such agreement shall be deemed to have been reached if Lesaka SA and the Sellers' Representative reach agreement in respect of the matter concerned, and such agreement between Lesaka SA and the Sellers' Representative shall be binding on all the Parties; or

2.2.2. in relation to Parties other than Lesaka SA, to approval of, or consent by, or waiver by, all or some of such Parties, such approval / consent / waiver shall be deemed to have been given if given by the Sellers' Representative, and such approval / consent / waiver shall be binding on all the Parties (other than Lesaka SA).

2.3. It is recorded (for the avoidance of doubt) that the Sellers' Representative shall not be entitled to agree any amendment to this Agreement on behalf of the Sellers. Instead, the provisions of clause 34.5 shall apply in respect of such amendment.

3. CONDITIONS PRECEDENT

3.1. This Agreement, save for the Remaining Provisions, clause 4 to clause 7 (both inclusive) and clause 24, which shall be of immediate force and effect, is subject to the fulfilment or, if permitted, waiver of the following suspensive conditions, namely that by no later than the Long Stop Date:

3.1.1. approval, without any Onerous Condition(s) (or approval subject to such Onerous Condition(s) as may be accepted by the relevant Party/ies, as contemplated in clause 4.9), for implementation of the Transaction is obtained from the Competition Authorities;

3.1.2. approval, without any Onerous Condition(s) (or approval subject to such Onerous Condition(s) as may be accepted by the relevant Party/ies, as contemplated in clause 4.9), for implementation of the Transaction (and, to the extent required, implementation of the Naught Holdings Exit) is obtained from the Financial Surveillance Department of the SARB in accordance with the Exchange Control Regulations, 1961, made in terms of the Currency and Exchanges Act, No. 9 of 1933;

3.1.3. the Prudential Authority is notified of the change in direct and indirect shareholding of Bank Zero pursuant to implementation of the Transaction and approval, without any Onerous Condition(s) (or approval subject to such Onerous Condition(s) as may be accepted by the relevant Party/ies, as contemplated in clause 4.9), for the appointment of Lesaka SA BZ Nominees to the board of directors of Bank Zero is obtained from the Prudential Authority;

3.1.4. all approvals (without any Onerous Condition(s) (or approval subject to such Onerous Condition(s) as may be accepted by the relevant Party/ies, as contemplated in clause 4.9)) and consents as are needed in order to permit Bank Zero to undertake the business of consumer and merchant lending (in such manner and form and to such extent as such consumer and merchant lending is being undertaken by Lesaka SA and/or its Subsidiaries as at the Signature Date) are obtained;

3.1.5. the Payment Association of South Africa ("PASA") is notified of the change in direct and indirect shareholding of Bank Zero pursuant to implementation of the Transaction, and PASA does not exercise its right to (i) require Bank Zero to re-apply for participation in payment clearing houses; (ii) terminate Bank Zero's membership to PASA; and/or (iii) enforce any other action;

3.1.6. a services contract is concluded between Bank Zero and Hassem Prag, on terms to the reasonable satisfaction of Lesaka SA (which will include the terms contained Annexure E);

3.1.7. approval for implementation of the Transaction is obtained from each of FirstRand Bank Limited (acting through its Rand Merchant Bank division) and Investec Bank Limited (acting through its investment banking division), as contemplated in the common terms agreement concluded between (inter alia) Lesaka Inc, Lesaka SA and FirstRand Bank Limited (acting through its Rand Merchant Bank division) and/or the ancillary documents to the common terms agreement; and

3.1.8. in relation to a Bank Zero Material Adverse Change and a Lesaka Inc MAC:

3.1.8.1. no MAC Notice has been given; or

3.1.8.2. a MAC Notice has been given and the Parties have resolved the matter in accordance with the provisions of clause 5.5.1; or

3.1.8.3. a MAC Notice has been given and a final arbitration award has been made (pursuant to clause 31 read with clause 5.6.1) that no Material Adverse Change occurred on or prior to the Closing Date.

3.2. Promptly after the Signature Date:

3.2.1. each Party (other than Lesaka SA) shall use its Reasonable Endeavours to procure, at its cost, the timely fulfilment of the Condition Precedent contemplated in clause 3.1.6;

3.2.2. Lesaka SA shall use its Reasonable Endeavours to procure, at its cost, the timely fulfilment of the Condition Precedent contemplated in clause 3.1.7; and

3.2.3. each Party shall use its Reasonable Endeavours to procure, at its cost (subject to agreement in respect of the Filing Fees), the timely fulfilment of the Conditions Precedent contemplated in clauses 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5 and 3.1.8.

3.3. The Condition Precedent contemplated in each of:

3.3.1. clauses 3.1.1, 3.1.2, 3.1.3 and 3.1.5 cannot be waived;

3.3.2. clauses 3.1.4, 3.1.6, 3.1.7 and 3.1.8 (only as it relates to a Bank Zero Material Adverse Change) has been stipulated for the benefit of Lesaka SA and can be waived (in whole or in part and, if in part, the remainder of the relevant Condition Precedent will still be required to be fulfilled) by Lesaka SA by delivering written notice to that effect to the Sellers' Representative on or prior to the Long Stop Date; and

3.3.3. clause 3.1.8 (only as it relates to the Lesaka Inc MAC) has been stipulated for the benefit of the Bank Zero Sellers and Zero Research and can be waived (in whole or in part and, if in part, the remainder of the Condition Precedent will still be required to be fulfilled) by the Bank Zero Sellers and Zero Research by delivering written notice to that effect to Lesaka SA on or prior to the Long Stop Date.

3.4. Each Party shall notify the other Parties in writing by no later than 2 (two) Business Days after the date on which such Party becomes aware of:

3.4.1. the fulfilment of any Condition Precedent; or

3.4.2. any event, matter or circumstance which may prevent any Condition Precedent from being fulfilled or any other material development which may otherwise delay or adversely affect the fulfilment of the Conditions Precedent, disclosing all details.

3.5. Should the Conditions Precedent not be fulfilled (or, if permitted, waived) on or before 23h59 (South Africa time) on:

3.5.1. 9 July 2025 (or such other date, which shall not be later than the Long Stop Date, as Lesaka SA may determine by delivering written notice to such effect to the Sellers' Representative), in respect of the Conditions Precedent contained in clause 3.1.6; or

3.5.2. the Long Stop Date, in respect of the remaining Conditions Precedent,

then this Agreement (save for the Remaining Provisions) shall be of no force or effect.

3.6. Should this Agreement (save for the Remaining Provisions) cease to be of any force or effect by reason of clause 3.5 above, then:

3.6.1. the Parties shall be restored as near as may be possible to the position in which they would have been had this Agreement not been entered into; and

3.6.2. no Party shall have any claim against any other Party as a result of the Conditions Precedent not having been fulfilled, except for such damages, if any, resulting from a breach of any of this clause 3, clause 4 to clause 7 (both inclusive) and/or clause 24.

4. REGULATORY APPROVALS

4.1. Lesaka SA and Bank Zero shall prepare and lodge (with or without the assistance of a law firm, as Lesaka SA may determine) all such applications and all other documentation as are reasonably required to be lodged with each Regulatory Authority to obtain the relevant Regulatory Approval. In respect of the Regulatory Approvals required from:

4.1.1. the Competition Authorities, the application shall be submitted by Lesaka SA;

4.1.2. the SARB, the application shall be submitted by Lesaka SA; and

4.1.3. the Prudential Authority, the application shall be submitted by Bank Zero.

4.2. Lesaka SA shall:

4.2.1. provide Bank Zero (and, in respect of the application to the SARB, Naught Holdings) with an opportunity to review any applications, notifications, submissions, responses or communications prepared by it for submission in accordance with clause 4.1 and to comment thereon;

4.2.2. not submit such applications, notifications, submissions, responses or communications without Bank Zero's consent (and, in respect of the application to the SARB, Naught Holdings' consent); and

4.2.3. promptly provide its comments in respect of, and its approval of, the relevant application for a Regulatory Approval submitted to it (as contemplated clause 4.3.1).

4.3. Bank Zero shall:

4.3.1. provide Lesaka SA with an opportunity to review any applications, notifications, submissions, responses or communications prepared by it for submission in accordance with clause 4.1 and to comment thereon;

4.3.2. not submit such applications, notifications, submissions, responses or communications without Lesaka SA's consent; and

4.3.3. promptly provide its comments in respect of, and its approval of, the relevant application for a Regulatory Approval submitted to it (as contemplated clause 4.2.1).

4.4. Each Party shall promptly provide:

4.4.1. Lesaka SA and/or Bank Zero (as the case may be) with such information as may be reasonably requested by them/it in connection with the preparation of the applications for the Regulatory Approvals, or any response to any request for further information from any Regulatory Authority in respect thereof;

4.4.2. its consent to file any application for a Regulatory Approval and shall sign all documents (including statutory forms and affidavits) required in order to submit such application; and

4.4.3. each other Party with copies of all written (including but not limited to email) communications received from any Regulatory Authority relevant to an application for a Regulatory Approval.

4.5. No Party shall directly or indirectly:

4.5.1. submit, or authorise any other person to submit, any further information or documents relating to the Transaction to any Regulatory Authority without the prior written approval of Lesaka SA and Bank Zero, which approval shall not unreasonably be withheld or delayed; and

4.5.2. perform or fail to perform any act which will or is likely to diminish the prospects of success of any application for a Regulatory Approval.

4.6. Nothing in this clause 4 shall detract from each Party's obligation to apply its Reasonable Endeavours to procure that each Regulatory Approval is obtained prior to the Long Stop Date.

4.7. If any Regulatory Approval is subject to:

4.7.1. any Onerous Condition (a "Conditional Approval"), then the Condition Precedent to which such Regulatory Approval relates shall only be fulfilled if the Onerous Condition is accepted:

4.7.1.1. in the case of the Onerous Condition being imposed on Lesaka SA, Zero Research, Bank Zero or any entity Related or Inter-related to any one of them, by Lesaka SA; or

4.7.1.2. in the case of the Onerous Condition being imposed on any other Party or any entity Related or Inter-related to any other Party (excluding Zero Research and Bank Zero), by such Party; or

4.7.2. any other condition, then the relevant Party shall accept and give effect to such condition, in which case the Condition Precedent to which such Regulatory Approval relates shall be deemed to be fulfilled.

4.8. If the approval obtained from any Regulatory Authority is subject to any condition and the Party on which such condition is imposed is of the opinion (acting reasonably and in good faith) that such condition constitutes an Onerous Condition, such Party shall inform the other Parties and shall provide sufficient detail to explain why it believes that the relevant condition constitutes an Onerous Condition. If the other Parties agree in writing that such condition constitutes an Onerous Condition, then the relevant condition shall be regarded as such. If there is a dispute between the Parties as to whether a particular condition imposed by a Regulatory Authority constitutes an Onerous Condition, such dispute shall be resolved in accordance with clause 31.

4.9. If the relevant Party does not agree to the Onerous Condition (as contemplated in clause 4.7.1) within 10 (ten) Business Days from receipt of the Conditional Approval, the Parties shall consult with each other in good faith with a view to agreeing appropriate amendments to the terms of the Transaction and/or this Agreement which would allow the Transaction and/or this Agreement to be effected without the imposition of the condition (an "Alternative Proposal"). If such an Alternative Proposal is agreed, the Parties will cooperate in good faith to submit the Alternative Proposal to the relevant Regulatory Authorities, provided that the Parties will not seek to effect an Alternative Proposal unless (i) the economic effect of the Alternative Proposal is the same (or substantially the same) as the economic effect of the Transaction; and (ii) the Alternative Proposal is in compliance with Applicable Laws. If the Alternative Proposal, as agreed upon by the Parties, is accepted by the relevant Regulatory Authority, then the Parties shall accept and implement the Alternative Proposal and, to the extent required, amend any terms of this Agreement to give effect thereto.

5. MATERIAL ADVERSE CHANGE

5.1. During the Interim Period, the Sellers' Representative (acting for and on behalf of the Sellers) shall inform Lesaka SA in writing by no later than 5 (five) Business Days after the date on which any Seller becomes aware of the occurrence of any event and/or circumstances which could reasonably be regarded as a Bank Zero Material Adverse Change.

5.2. Lesaka SA may at any time during the Interim Period deliver a written notice to the Sellers' Representative stating that it is of the view that a Bank Zero Material Adverse Change has occurred (whether or not the notice contemplated in clause 5.1 has been delivered).

5.3. During the Interim Period, Lesaka SA shall inform the Sellers' Representative in writing by no later than 5 (five) Business Days after the date on which Lesaka SA becomes aware of the occurrence of any event and/or circumstances which could reasonably be regarded as a Lesaka Inc MAC.

5.4. The Sellers' Representative (acting for and on behalf of the Sellers) may at any time during the Interim Period deliver a written notice to Lesaka SA stating that it is of the view that a Lesaka Inc MAC has occurred (whether or not the notice contemplated in clause 5.1 has been delivered).

5.5. Subject to clause 5.6, if a MAC Notice is delivered, Lesaka SA and the Sellers' Representative shall meet to negotiate in good faith (which negotiations shall commence by no later than 10 (ten) Business Days following delivery of the MAC Notice) with a view to reaching consensus on terms which permit the Parties to continue with the implementation of the Transaction (which may include the amendment of any terms of this Agreement) notwithstanding the occurrence of a Bank Zero Material Adverse Change or the Lesaka Inc MAC (as the case may be), and if the Lesaka SA and the Sellers' Representative:

5.5.1. reach consensus, the MAC CP shall be deemed to be fulfilled (unless a new MAC Notice is delivered during the remainder of the Interim Period, in which case this clause 5.5 shall again apply), and the Transaction shall be implemented in accordance with the provisions of this Agreement (subject to such amendments as Lesaka SA and the Sellers' Representative may agree, if any, which amendments shall be effected in the manner contemplated in clause 34.5); or

5.5.2. do not reach consensus within 20 (twenty) Business Days after the commencement of the negotiations (or such longer period as Lesaka SA and the Sellers' Representative may agree in writing), then this Agreement shall lapse due to the non-fulfilment of the MAC CP, and the provisions of clause 3.6 shall apply.

5.6. If (i) Lesaka SA delivers a MAC Notice and the Sellers (acting collectively and in good faith) are of the view that no Bank Zero Material Adverse Change has occurred; or (ii) the Sellers' Representative delivers a MAC Notice and Lesaka SA (acting in good faith) is of the view that no Lesaka Inc MAC has occurred, then the dispute shall be resolved in accordance with the provisions of clause 31. If the dispute is not resolved by negotiation, and an arbitration award is made which determines that:

5.6.1. no Bank Zero Material Adverse Change or Lesaka Inc MAC (as the case may be) occurred on or prior to the Closing Date, then: (i) the MAC CP shall be deemed to be fulfilled (unless a new MAC Notice is delivered during the remainder of the Interim Period in respect of an event and/or circumstances other than those which triggered a prior MAC Notice), in which case clause 5.5 shall again apply); and (ii) the delivery of the MAC Notice shall not be deemed to be a repudiation of the Agreement by Lesaka SA or the Sellers (as the case may be); or

5.6.2. a Bank Zero Material Adverse Change or Lesaka Inc MAC (as the case may be) has occurred on or prior to the Closing Date, then this Agreement shall lapse due to the non-fulfilment of the MAC CP, and the provisions of clause 3.6 shall apply.

5.7. During the pendency of any process pursuant to clause 5.5 or clause 5.6 (a "MAC Resolution Process"), to the extent that the Long Stop Date or the Closing Date occurs or would otherwise occur during such pendency (any such date, a "Suspended Milestone"), the applicable Suspended Milestone (together with any consequences or obligations that would otherwise be triggered by the occurrence of the Suspended Milestone) shall be suspended and stayed until conclusion of the MAC Resolution Process. At such time as the MAC Resolution Process is concluded, such stay shall be lifted and the Suspended Milestone shall thereafter be deemed to occur upon the later of (i) whenever such Suspended Milestone would occur in the ordinary course; or (ii) the day that is 10 (ten) Business Days after the stay of the Suspended Milestone has been lifted.

6. INTERIM PERIOD UNDERTAKINGS

6.1. Each Target undertakes that it shall during the Interim Period conduct its business in the Ordinary Course.

6.2. Without limiting the generality of clause 6.1, each Target in addition undertakes that during the Interim Period it shall not (save to the extent required in order to comply with the provisions of this Agreement) do any of the following:

6.2.1. alter the existing nature or scope of its business;

6.2.2. adopt a new, or alter its existing, Constitutional Documents;

6.2.3. permit any resolutions which have or could have an effect which is not trivial as regards the Target to be passed by the holders of the Target's shares or by the directors of the Target (other than the resolutions required to give effect to the provisions of this Agreement);

6.2.4. permit any changes to its shareholding, or increase, reduce, acquire, classify or reclassify or otherwise determine or vary any rights associated with, or otherwise alter its authorised or issued shares or securities;

6.2.5. permit any action whereby any other company becomes its subsidiary (whether by one transaction or a series of transactions);

6.2.6. become a member of or otherwise acquire any interest in any partnership, joint venture, association or consortium, or enter into any asset or profit sharing arrangement;

6.2.7. enter into any fundamental transaction referred to in sections 112, 113 and/or 114 of the Companies Act;

6.2.8. do or omit to do anything which may prejudice the long-term sustainability and growth of its business;

6.2.9. acquire the whole or a substantial, material or the greater part of the business, undertaking or assets of any other person, or dispose of a substantial or material part of its business or the assets forming part of its business (whether by one transaction or a series of transactions);

6.2.10. incur any capital expenditure exceeding in the aggregate R5 000 000 (five million Rand);

6.2.11. except for in the Ordinary Course of Business, enter into any commitment which would impose a financial obligation on the Target in excess of R5 000 000 (five million Rand);

6.2.12. except for in the Ordinary Course of Business, enter into any commitment which is for a term longer than 12 (twelve) months;

6.2.13. repay any loans or other forms of funding or financial facilities or assistance (other than repayments in accordance with existing terms and conditions) or make any accelerated payments thereunder;

6.2.14. create or permit to subsist any form of security over the whole of any part of its business, undertaking or assets;

6.2.15. grant any loans or other forms of funding or financial facilities or assistance;

6.2.16. grant or enter into any guarantees, indemnities, suretyships and the like which has or could have an effect which is not trivial as regards the Target;

6.2.17. waive, release, discount, defer, discharge, novate, compromise, write off, cancel or subordinate any right, claim, debt or obligation;

6.2.18. enter into any foreign exchange transactions which have or could have an effect which is not trivial as regards the Target;

6.2.19. enter into any death, retirement, profit-sharing, bonus, share option, share incentive or other scheme or arrangement for the benefit of any of its employees, or make any variation, including any increase in the rates of contribution, to any such existing scheme or arrangement or effect any keyman insurance;

6.2.20. commence, compromise or discontinue any litigation, arbitration, mediation or other legal or dispute resolution proceedings (other than routine debt collection), including any Taxation, employment, environmental, civil, criminal or administrative proceedings, which has or could have an effect which is not trivial as regards the Target;

6.2.21. terminate the employment or office of any Key Executive, excluding termination of employment for cause;

6.2.22. appoint any new director, officer or other senior employee, or any senior consultant, save that Bank Zero shall not be prohibited from filling any vacancies arising pursuant to death, resignation or termination of employment; or (ii) appointing a head of internal audit, a head of marketing or a head of alliance banking;

6.2.23. amend the terms of employment or engagement of any of its employees (whether senior or junior), consultants, directors or officers, including increasing their compensation or benefits (other than routine annual salary increases) in any way which has or could have an effect which is not trivial as regards the Target;

6.2.24. amend or terminate, or give any notice or intimation of termination of, any material contract;

6.2.25. adopt any new accounting policies and procedures, or make any changes to its existing accounting policies and procedures, save as required by the Applicable Laws;

6.2.26. do anything or omit to do anything as a result of which the rights to the Target's Intellectual Property could be prejudiced in any way whatsoever;

6.2.27. declare or make any distribution (as defined in the Companies Act);

6.2.28. grant any right (including any option, pre-emptive right or right of first refusal) to subscribe for, or to convert any instrument into, or to exchange any instrument for, any shares or other securities in the Target, or to acquire any shares or other securities or any beneficial interest in the capital of the Target;

6.2.29. do or omit to do anything which may give rise to a Material Adverse Change;

6.2.30. do or omit to do anything which may give rise to the cancellation of any insurance policies maintained by or on behalf of the Target, or to the repudiation of any claims under any of them, or to any of them not being renewed in the future or only being renewed subject to the imposition of onerous conditions not presently applicable, or to any of them being otherwise adversely affected;

6.2.31. do or omit to do anything as a result of which any of the Warranties in this Agreement are breached;

6.2.32. do or omit to do anything as a result of which its Business or the assets forming part of its Business will not remain substantially intact, including the present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and the employees;

6.2.33. do or omit to do anything which may have the effect of impairing the goodwill of its business; or

6.2.34. enter into any agreement or arrangement to do or give effect to anything referred to in clauses 6.2.1 to 6.2.33 (inclusive), whether conditional or otherwise.

6.3. Each Seller shall use its Reasonable Endeavours to procure that neither Target breaches clauses 6.1 and 6.2.

6.4. The Sellers and each Target shall during the Interim Period:

6.4.1. procure that the BZ Capital is maintained at the Capital Floor for the duration of the Interim Period (which may require Zero Research to capitalise Bank Zero and require some or all of the Zero Research Sellers to capitalise Zero Research);

6.4.2. procure that a new employment contract is concluded between Bank Zero and each of Bongani Sibanda; Gustav Kellar; Haresh Ghatala; Fionn Williamson; Ian Dauncey; Charl van der Westhuizen; Innocent Masindi; and Amelia Marais, respectively, on terms to the reasonable satisfaction of Lesaka SA;

6.4.3. keep Lesaka SA fully informed of all material decisions which either Target intends to make in respect of its business, provided that nothing in this clause 6 shall entitle Lesaka SA to determine and/or materially influence any such material decision or to manage and/or control either Target and/or its business in any way before the Closing Date;

6.4.4. procure that Lesaka SA and its representatives will be granted reasonable access, during normal business hours and on reasonable written notice, to all premises, properties, books of account, records and documents of or pertaining to each Target and/or its business and to all employees, officers and auditors of each Target, as Lesaka SA may reasonably require; and

6.4.5. give prompt notice to Lesaka SA of any breach of any Interim Period Undertaking and/or any Warranty given to Lesaka SA, and of any event which may cause a breach of any Interim Period Undertaking and/or Warranty and/or any event which may result in a claim under an Indemnity, immediately after becoming aware thereof (it being recorded, for the avoidance of doubt, that no disclosure in terms of this clause shall prevent or cure any breach by the Sellers).

6.5. If Zero Research advances any amount to Bank Zero in the period between the Signature Date and the Closing Date to order to comply with clause 6.4.1, Zero Research shall advise Lesaka SA thereof in writing, by no later than 5 (five) Business Days after such capital was advanced.

6.6. It is agreed in respect of the LTIP that:

6.6.1. as soon as reasonably possible after the Signature Date, Lesaka SA and Bank Zero shall discuss in good faith (i) the Agreed Portion; and (ii) the Key Targets; it being recorded (for the avoidance of doubt) that there is no requirement for Lesaka SA and Bank Zero to reach consensus in this regard. Instead, the relevant matter (being the Agreed Portion and the Key Targets) shall ultimately be determined by Lesaka SA; and

6.6.2. once the Agreed Portion and the Key Targets have been determined, and in any event after the Closing Date, the terms of the LTIP shall be submitted to the remuneration committee of Lesaka Inc for consideration and, if deemed fit, approval.

6.7. Each Zero Research Seller and each Bank Zero Seller and each of Naught Holdings and Zero Research shall open a custody account with JSE Investor Services, the details of which must be provided to Lesaka SA, Zero Research, Cuillères and Montegray by no later than 10 (ten) Business Days prior to the Closing Date (each a "Custody Account").

7. EXCLUSIVITY

7.1. In consideration for the time and resources to be invested by Lesaka SA in connection with the Transaction, and in keeping with the good faith principles of this Agreement, each Seller and each Target agrees that, from 15 June 2025 until the earlier of (i) implementation of the Transaction; or (ii) the lapse of this Agreement pursuant to clause 3.5 (the "Exclusivity Period"), it shall not and it shall procure that its shareholders shall not, directly or indirectly, solicit, initiate, encourage or engage in any discussions or negotiations regarding:

7.1.1. the disposal, sale, issuance or transfer of any equity interests or other securities of Bank Zero and/or Zero Research; or

7.1.2. the disposal, sale, transfer or assignment of any assets and/or business of Bank Zero and/or Zero Research; or

7.1.3. any merger, consolidation, financing, investment, joint venture, or similar transaction involving Bank Zero and/or Zero Research or its business,

without the prior written consent of Lesaka SA.

7.2. The relevant Party shall immediately notify Lesaka SA of any approach or communication received from any third party in relation to any such potential transaction during the Exclusivity Period.

8. CONSENT AND WAIVER AND TERMINATION OF SHAREHOLDERS' AGREEMENT

8.1. Each Bank Zero Seller hereby irrevocably and unconditionally:

8.1.1. waives any right which it may have in terms of (i) the Constitutional Documents of Bank Zero; (ii) any agreement concluded between any of the shareholders of Bank Zero; or (iii) otherwise in terms of law, to be offered or to acquire any portion of the Bank Zero Minority Shares or the NH BZ Shares;

8.1.2. consents to the conclusion of this Agreement and the implementation of the Transaction; and

8.1.3. agrees to sign all such documents and do all such things as may be necessary or desirable in order to give effect to the Transaction.

8.2. Each Zero Research Seller hereby irrevocably and unconditionally:

8.2.1. waives any right which it may have in terms of (i) the Constitutional Documents of Zero Research; (ii) any agreement concluded between any of the shareholders of Zero Research; or (iii) otherwise in terms of law, to:

8.2.1.1. be offered or to acquire any portion of the Repurchase Shares or the NH ZR Shares; or

8.2.1.2. to be offered or to acquire (i) any portion of the Subscription Shares; or (ii) any other shares in Zero Research by virtue of the subscription by Lesaka SA for the Subscription Shares;

8.2.2. consents to the conclusion of this Agreement and the implementation of the Transaction; and

8.2.3. agrees to sign all such documents and do all such things as may be necessary or desirable in order to give effect to the Transaction.

8.3. The Zero Research Sellers, Naught Holdings and Zero Research hereby agree to terminate shareholders' agreement entered into between them on or about 6 February 2018 in respect of Zero Research on, and with effect from, the Closing Date.

9. NAUGHT HOLDINGS EXIT

9.1. On the Closing Date, Naught Holdings sells to Cuillères and Montegray, and Cuillères and Montegray purchase from Naught Holdings, each as to 50% (fifty percent), the NH BZ Shares in exchange for the NH BZ Purchase Consideration (the "NH BZ Sale").

9.2. The NH BZ Purchase Consideration shall be settled, against compliance by Naught Holdings with its obligations in clause 9.4 below, by way of each of Cuillères and Montegray delivering 50% (fifty percent) of the NH BZ Purchase Consideration Shares to Naught Holdings as soon as reasonably possible following implementation of Transaction Step 1.

9.3. Notwithstanding the Signature Date, the NH BZ Shares will be sold with effect from the Closing Date, from which date all risk in and all benefit attaching to the NH BZ Shares will pass to Cuillères and Montegray.

9.4. On the Closing Date, the Naught Holdings shall deliver to Cuillères and Montegray:

9.4.1. the original share certificate/s in respect of the NH BZ Shares, which certificates must be endorsed non-resident; and

9.4.2. written share transfer forms in respect of the NH BZ Shares, duly completed and signed by Naught Holdings as transferor but in blank as to the transferee.

9.5. On the Closing Date, Bank Zero shall update its shares register to reflect each of Cuillères and Montegray as the holder of 50% (fifty percent) of the NH BZ Shares with effect from the Closing Date.

9.6. If the NH BZ Sale is not implemented in accordance with the terms of the aforegoing clauses, then Lesaka SA shall be entitled, by delivering written notice to such effect to Cuillères, Montegray and Naught Holdings, to purchase, and Naught Holdings shall be obliged to sell, the NH BZ Shares in exchange for the NH BZ Purchase Consideration. If Lesaka SA delivers the aforesaid notice, then on the Closing Date:

9.6.1. Naught Holdings shall transfer the NH BZ Shares to Lesaka SA in accordance with the provisions of clause 9.4 (mutatis mutandis); and

9.6.2. Bank Zero shall update its shares register to reflect Lesaka SA as the holder of the NH BZ Shares with effect from the Closing Date.

9.7. On the Closing Date, Naught Holdings sells to Cuillères and Montegray, and Cuillères and Montegray purchase from Naught Holdings, each as to 50% (fifty percent), the NH ZR Shares in exchange for the NH ZR Purchase Consideration (the "NH ZR Sale").

9.8. The NH ZR Purchase Consideration shall be settled, against compliance by Naught Holdings with its obligations in clause 9.10 below, by way of each of Cuillères and Montegray delivering 50% (fifty percent) of the NH ZR Purchase Consideration Shares (by transfer into Naught Holdings' Custody Account) to Naught Holdings as soon as reasonably possible following implementation of Transaction Step 3.

9.9. Notwithstanding the Signature Date, the NH ZR Shares will be sold with effect from the Closing Date, from which date all risk in and all benefit attaching to the NH ZR Shares will pass to Cuillères and Montegray.

9.10. On the Closing Date, the Naught Holdings shall deliver to Cuillères and Montegray:

9.10.1. the original share certificate/s in respect of the NH ZR Shares, which certificates must be endorsed non-resident; and

9.10.2. written share transfer forms in respect of the NH ZR Shares, duly completed and signed by Naught Holdings as transferor but in blank as to the transferee.

9.11. On the Closing Date, Zero Research shall update its securities register to reflect each of Cuillères and Montegray as the holder of 50% (fifty percent) of the NH ZR Shares with effect from the Closing Date.

9.12. If the NH ZR Sale is not implemented in accordance with the terms of the aforegoing clauses, then Lesaka SA shall be entitled, by delivering written notice to such effect to the Cuillères, Montegray and Naught Holdings, to purchase, and Naught Holdings shall be obliged to sell, the NH ZR Shares in exchange for the NH ZR Purchase Consideration. If Lesaka SA delivers the aforesaid notice, then on the Closing Date:

9.12.1. Naught Holdings shall transfer the NH ZR Shares to Lesaka SA in accordance with the provisions of clause 9.10 (mutatis mutandis); and

9.12.2. Zero Research shall update its securities register to reflect Lesaka SA as the holder of the NH ZR Shares with effect from the Closing Date.

10. TRANSACTION STEPS AND INDIVISIBILITY

10.1. Each action and/or confirmation contemplated in clauses 11 to 13 below, respectively, the Bank Zero Minority Sale, the Zero Research Subscription and the Zero Research Repurchase, comprises a step (each an "Transaction Step" and, collectively, the "Transaction Steps") that is required to be completed to effect implementation of the Transaction in accordance with the provisions of this Agreement.

10.2. The Parties agree to implement and, to the extent applicable, procure the implementation of, the Transaction in accordance with the Transaction Steps.

10.3. It is recorded and agreed that the Transaction Steps will be implemented in the succeeding order set out in clauses 11 to 13.

10.4. The Transaction Steps together constitute one indivisible composite transaction and, if any Transaction Step becomes void, is terminated or ceases to be effective and enforceable, or is otherwise undone for any reason whatsoever, and whether in whole or in part, each other Transaction Step will automatically become void, terminate or cease to be effective and enforceable accordingly and the Parties will be restored as near as possible to the position in which they would have been had this Agreement not been concluded, unless Lesaka SA determines otherwise by written notice to the Sellers' Representative, in which case the Parties will implement only the remaining Transaction Step/s (or part of the relevant Transaction Step), mutatis mutandis in accordance with the terms of this Agreement.

10.5. If for any reason of law or regulation, any Transaction Step is not achievable, then the Parties will in good faith use their Reasonable Endeavours to negotiate to take replacement steps which, to the extent permissible by law or regulation, have the same or substantially the same effect as the steps that they could not achieve due to such reason of law or regulation.

11. TRANSACTION STEP 1: THE BANK ZERO MINORITY SALE

11.1. On the Closing Date, following implementation of the NH BZ Sale (or the sale of the NH BZ Shares to Lesaka SA as contemplated in clause 9.6, as the case may be), the Bank Zero Sellers sell to Lesaka SA, and Lesaka SA purchases from the Bank Zero Sellers, the Bank Zero Minority Shares in exchange for the BZ Purchase Consideration.

11.2. The BZ Purchase Consideration shall be settled, against compliance by each Bank Zero Seller with its obligations in clause below:

11.2.1. partly by way of Lesaka SA procuring that Lesaka Inc allots and issues to each Bank Zero Seller its Relevant Proportion of the BZ Consideration Shares (by delivery into its Custody Account) with effect from the Closing Date; and

11.2.2. partly by Lesaka SA paying to each Bank Zero Seller its BZ Cash Consideration on the Closing Date by way of direct electronic funds transfer, without set-off, deduction, bank charges or withholding of any nature whatsoever, into each Seller's bank account as set out in Annexure D hereto.

11.3. If the Actual MV is more than the Agreed Value, then:

11.3.1. the number of Lesaka Inc Shares to be transferred, pursuant to clause 11.2.1, to each Bank Zero Seller shall be reduced by a number equal to such Bank Zero Seller's Relevant Proportion of the Aggregate BZ Cash Swop Portion divided by the Agreed Value; and

11.3.2. the amount payable by Lesaka SA to each Bank Zero Seller shall be increased by such Bank Zero Seller's Relevant Proportion of the Aggregate BZ Cash Swop Portion.

11.4. Notwithstanding the Signature Date, the Bank Zero Minority Shares will be sold with effect from the Closing Date, from which date all risk in and all benefit attaching to the Bank Zero Minority Shares will pass to Lesaka SA.

11.5. On the Closing Date, the Bank Zero Sellers shall deliver to Lesaka SA:

11.5.1. the original share certificates in respect of the Bank Zero Minority Shares; and

11.5.2. written share transfer forms in respect of the Bank Zero Minority Shares, duly completed and signed by each Bank Zero Seller, respectively, as transferor but in blank as to the transferee.

11.6. On the Closing Date, Bank Zero shall update its shares register to reflect Lesaka SA as the holder of the Bank Zero Minority Shares with effect from the Closing Date.

11.7. Bank Zero, Zero Research, the Bank Zero Sellers and Lesaka SA shall procure that the Lesaka SA BZ Nominees are appointed as directors of Bank Zero with effect from the Closing Date (and the provisions of clause 30 shall apply to this undertaking, mutatis mutandis).

12. TRANSACTION STEP 2: THE ZERO RESEARCH SUBSCRIPTION

12.1. On the Closing Date, immediately following implementation of Transaction Step 1 and the NH ZR Sale (or the sale of the NH ZR Shares to Lesaka SA as contemplated in clause 9.12, as the case may be), Lesaka SA subscribes for, and Zero Research allots and issues to Lesaka SA, the Subscription Shares in exchange for the Subscription Consideration.

12.2. Subject to clause 12.3, the Subscription Consideration shall be settled:

12.2.1. partly by way of Lesaka SA procuring that Lesaka Inc allots and issues the Subscription Consideration Shares to Zero Research (by delivery into its Custody Account) with effect from the Closing Date; and

12.2.2. partly by Lesaka SA paying the Subscription Cash Consideration to Zero Research on the Closing Date by way of direct electronic funds transfer, without set-off, deduction, bank charges or withholding of any nature whatsoever, into Zero Research's bank account as set out in Annexure D hereto.

12.3. If the Actual MV is more than the Agreed Value, then:

12.3.1. the number of Lesaka Inc Shares to be allotted and issued pursuant to clause 12.2.1 shall be reduced by a number equal to the Aggregate ZR Cash Swop Portion divided by the Agreed Value; and

12.3.2. the amount payable by Lesaka SA in terms of clause 12.2.2 shall be increased by an amount equal to the Aggregate ZR Cash Swop Portion.

12.4. Notwithstanding the Signature Date and the Closing Date, the Subscription Shares will be issued to Lesaka SA with effect from the Closing Date, from which date all risk in and all benefit attaching to the Subscription Shares will accrue to Lesaka SA.

12.5. On the Closing Date, Zero Research shall:

12.5.1. deliver to Lesaka SA an original share certificate in respect of the Subscription Shares; and

12.5.2. update its securities register to reflect (i) Lesaka SA as the holder of the Subscription Shares with effect from the Closing Date; and (ii) the Subscription Shares as fully paid up.

13. TRANSACTION STEP 3: THE ZERO RESEARCH REPURCHASE

13.1. On the Closing Date, immediately following implementation of Transaction Step 2, the Zero Research Sellers sell to Zero Research, and Zero Research repurchases, the Repurchase Shares in exchange for the Repurchase Consideration.

13.2. The Repurchase Consideration shall be settled:

13.2.1. partly by way of Zero Research transferring to each Zero Research Seller (into its Custody Account) its Relevant Proportion of the Balance Repurchase Consideration Shares plus its Cap Top Up Consideration Shares (if any) with effect from the Closing Date; and

13.2.2. partly by Zero Research paying:

13.2.2.1. the Cuillères Cash Consideration to Cuillères; and

13.2.2.2. the Montegray Cash Consideration to Montegray,

in each case, by way of direct electronic funds transfer, without set-off, deduction, bank charges or withholding of any nature whatsoever, into its bank account as set out in Annexure D hereto, on the Closing Date.

13.3. If the Actual MV is more than the Agreed Value, then:

13.3.1. the number of Lesaka Inc Shares to be transferred, pursuant to clause 13.2.1, to:

13.3.1.1. Cuillères shall be reduced by a number equal to the Cuillères Cash Swop Portion divided by the Agreed Value; and

13.3.1.2. Montegray shall be reduced by a number equal to the Montegray Cash Swop Portion divided by the Agreed Value; and

13.3.2. the amount payable by Zero Research to Cuillères in terms of clause 13.2.2.1 shall be increased by an amount equal to the Cuillères Cash Swop Portion; and

13.3.3. the amount payable by Zero Research to Montegray in terms of clause 13.2.2.2 shall be increased by an amount equal to the Montegray Cash Swop Portion.

13.4. Notwithstanding the Signature Date and the Closing Date, the Repurchase Shares will be transferred to Zero Research with effect from the Closing Date, from which date the Repurchase Shares will be cancelled and revert to the unissued share capital of Zero Research.

13.5. On the Closing Date, the Zero Research Sellers shall deliver to Zero Research:

13.5.1. the original share certificates in respect of the Repurchase Shares;

13.5.2. written share transfer forms in respect of the Repurchase Shares, duly completed and signed by each Zero Research Seller, respectively, as transferor but in blank as to the transferee; and

13.5.3. a written resignation letter signed by each director of Zero Research determined by Lesaka SA by written notice to such effect to the Sellers' Representative, in terms of which he/she (i) resigns as a director of Zero Research on and with effect from the Closing Date; and (ii) irrevocably and unconditionally waives any and all claims, whether in contract or in delict, actual or contingent, that he/she may have against Zero Research.

13.6. On the Closing Date, Zero Research shall:

13.6.1. cancel the share certificates in respect of the Repurchase Shares; and

13.6.2. cancel and remove the Repurchase Shares from the issued shares in the books and securities register of Zero Research, such that the Repurchase Shares will automatically be restored to the status of authorised but unissued shares in the capital of Zero Research.

13.7. The Parties acknowledge and agree that the Zero Research Repurchase constitutes a "reportable arrangement" as defined under the Tax Administration Act, No. 28 of 2011.

13.8. The Parties agree that the necessary submission to the South African Revenue Service ("SARS") shall be prepared and submitted by Zero Research only, and that no other Party shall make any submission to SARS in this regard.

13.9. Zero Research shall ensure that its submission in relation to the Zero Research Repurchase is submitted to SARS within 45 (forty five) Business Days of the Closing Date.

14. DISPUTES ON A CALCULATED VALUE

14.1. By no later than 9pm on the Business Day preceding the Closing Date, Lesaka SA shall determine each Calculated Value and shall deliver a written notice to the Sellers' Representative stipulating the amount or number (as the case may be) of each Calculated Value.

14.2. If the Sellers' Representative (acting collectively and in good faith) dispute ("Calculation Dispute") the amount or number (as the case may be) of any Calculated Value ("Disputed Value"), the Sellers' Representative shall deliver a written notice to such effect to Lesaka SA by no later than 9am on the Closing Date.

14.3. If a Calculation Dispute is declared pursuant to clause 14.2, then:

14.3.1. the Closing Date shall be deferred until such time as Lesaka SA and the Sellers' Representative reach consensus or the Expert delivers its determination (as the case may be); and

14.3.2. Lesaka SA and the Sellers' Representative shall meet to negotiate in good faith with a view to reaching consensus on the Calculation Dispute.

14.4. If the Calculation Dispute is not resolved pursuant to negotiations between Lesaka SA and the Sellers' Representative within 10 (ten) Business Days after delivery by the Sellers' notice of dispute (or such longer period as they may agree in writing), then the Expert shall be appointed to determine the Calculation Dispute, on the following basis:

14.4.1. the Parties shall use all Reasonable Endeavours, cooperate and otherwise provide all reasonable assistance to the Expert to enable the Expert to complete its determination of the Calculation Dispute as soon as reasonably possible, but in any event prior to 10 (ten) Business Days following the dispute being referred to them;

14.4.2. the Parties shall be afforded a reasonable opportunity to make representations to the Expert (within the time, and in accordance with the procedures, determined by the Expert);

14.4.3. the Expert shall advise the Parties of its determination of the Calculation Dispute by written notice to them;

14.4.4. the Expert shall act as experts and not as arbitrators, and its determination of the Calculation Dispute shall, in the absence of a manifest error, be final and binding upon the Parties. For the avoidance of doubt, it is recorded that no Party shall be entitled to refer a dispute in relation to the Expert's determination (whether under clause 31 or otherwise); and

14.4.5. the fees and expenses of the Expert (the "Expert Fees") shall be paid by Lesaka SA, provided that if Lesaka SA's calculation of the Disputed Amount is determined to be correct or the nearest to correct, the BZ Cash Consideration payable to each Bank Zero Seller shall be reduced by its Relevant Proportion of the Expert Fees. If, in respect of any Bank Zero Seller, its Relevant Proportion of the Expert Fees exceeds its BZ Cash Consideration, then the remaining balance of its portion of the Expert Fees shall be paid by such Bank Zero Seller to Lesaka SA on demand.

14.5. For the avoidance of doubt, it is recorded that the relevant Calculated Value shall be equal to:

14.5.1. the amount / number reflected in the notice delivered by Lesaka SA to Zero Research in accordance with clause 14.1, if the Sellers do not raise a Calculation Dispute in accordance with clause 14.2;

14.5.2. if clause 14.5.1 is not applicable, the amount/s agreed between Lesaka SA and the Sellers' Representative in writing, should they reach agreement within the period contemplated in clause 14.4 above; or

14.5.3. if neither clause 14.5.1 nor clause 14.5.2 is applicable, the amount/s determined by the Accounting Firm and notified to the Parties, as contemplated in clause 14.4.3.

14.6. Full numbers (to all decimals, without rounding) shall be used to calculate any Calculated Value. Once the Calculated Value has been determined, it shall be rounded (i) down to the nearest whole number, in the case of the Calculated Value being a number of Lesaka Inc Shares; or (ii) by ordinary convention to two decimal places, in the case of the Calculated Value being an amount.

15. STANDSTILL

15.1. In order to protect against an overhang on the price of a Lesaka Inc Shares, and in adherence to the requirements of the US Securities Act (as referenced in clause 27), the Sellers and Naught Holdings agree not to trade their Lesaka Inc Shares for the period/s referenced below.

15.2. Each of Cuillères and Montegray agrees that, for a period of:

15.2.1. 18 (eighteen) months following the Closing Date, it shall not (and shall not conclude any agreement to, or otherwise seek to) sell, assign or otherwise transfer any Lesaka Inc Shares received by it pursuant to implementation of the Transaction; and

15.2.2. 3 (three) years following the Closing Date, it shall not (and shall not conclude any agreement to, or otherwise seek to) sell, assign or otherwise transfer more than 25% (twenty five percent) of the Lesaka Inc Shares received by it pursuant to implementation of the Transaction, save that each of them may transfer Lesaka Inc Shares to Naught Holdings Ltd pursuant to implementation of the Naught Holdings Exit.

15.3. Each Seller (except for Cuillères and Montegray) and Naught Holdings agrees that, for a period of:

15.3.1. 12 (twelve) months following the Closing Date, it shall not (and shall not conclude any agreement to, or otherwise seek to) sell, assign or otherwise transfer any Lesaka Inc Shares received by it pursuant to implementation of the Transaction; and

15.3.2. 18 (eighteen) months following the Closing Date, it shall not (and shall not conclude any agreement to, or otherwise seek to) sell, assign or otherwise transfer more than 50% (fifty percent) of the Lesaka Inc Shares received by it pursuant to implementation of the Transaction, in each case, unless the prior written approval of Lesaka SA has been obtained.

16. POST-CLOSING UNDERTAKINGS

Following implementation of the Transaction:

16.1. the Sellers and Naught Holdings (acting collectively) shall, for as long as they collectively hold at least 10% (ten percent) of the Total Lesaka Inc Shares, be entitled to nominate a person (provided such person meets the relevant eligibility and/or qualification criteria) to serve as a director of Lesaka Inc. It is recorded and agreed that their nominee is Michael Jordaan; and

16.2. Lesaka SA and Bank Zero shall discuss in good faith the proposed composition of the board of directors of Bank Zero to determine which person/s (if any) should be appointed as directors of Bank Zero (in addition to the Lesaka SA BZ Nominees) and which person/s (if any) should resign as directors; it being recorded (for the avoidance of doubt) that there is no requirement for Lesaka SA and Bank Zero to reach consensus in this regard. Instead, the composition of the board of Bank Zero shall be determined by Lesaka SA, having regard to the requirements of Applicable Laws (including the requirement (if any) to obtain the approval of the Prudential Authority).

17. RECIPROCAL WARRANTIES

Each Party warrants to each other Party that, as at the Signature Date and as at the Closing Date:

17.1. it has the legal capacity and has taken all necessary corporate action required to authorise it to enter into and perform its obligations under this Agreement;

17.2. this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms; and

17.3. the entry into of, and performance of its obligations under, this Agreement will not result in a breach of any of its other obligations whatever the source thereof (whether statutory, regulatory, contractual, fiduciary or otherwise) which in turn will adversely affect this Agreement or its ability to perform under this Agreement or either Target's ability to conduct its business.

18. LESAKA SA WARRANTIES

18.1. Lesaka SA warrants to each Bank Zero Seller that, as at the Closing Date:

18.1.1. Lesaka Inc is entitled and able to give free and Unencumbered title of the relevant BZ Consideration Shares to each Bank Zero Seller; and

18.1.2. each Bank Zero Seller will acquire valid title to the relevant BZ Consideration Shares free of any Encumbrances and be the sole registered and beneficial owner of the relevant BZ Consideration Shares with the right to exercise all voting and other rights in respect of the relevant BZ Consideration Shares.

18.2. Lesaka SA warrants to Zero Research that, as at the Closing Date:

18.2.1. Lesaka Inc is entitled and able to give free and Unencumbered title of the Subscription Consideration Shares to Zero Research; and

18.2.2. Zero Research will acquire valid title to the Subscription Consideration Shares free of any Encumbrances and be the sole registered and beneficial owner of the Subscription Consideration Shares with the right to exercise all voting and other rights in respect of the Subscription Consideration Shares.

18.3. Other than the warranties reflected in clauses 18.1 and 18.2 ("Lesaka SA Warranties"), the Warrantors give no other warranties or representations (whether express, implied or tacit) in relation to or in connection with the Lesaka Inc Shares or the business of Lesaka Inc.

18.4. The Lesaka SA acknowledges and agrees that the Bank Zero Sellers and Zero Research, in entering into this Agreement, are relying on the Lesaka SA Warranties. All the Lesaka SA Warranties shall be deemed to be material.

18.5. Each Lesaka SA Warranty shall be a separate warranty and shall in no way be limited to or restricted by reference to or by inference from the terms of any other Lesaka SA Warranty.

18.6. The Lesaka SA Warranties shall be qualified to the extent that any matter is Fairly Disclosed prior to the Signature Date.

18.7. The limitations, exceptions and other terms contained clause 20 apply mutatis mutandis to the Lesaka SA Warranties.

19. WARRANTORS' WARRANTIES

19.1. Each Bank Zero Seller gives to Lesaka SA, to the extent of its Relevant Proportion, the Warranties specified in Annexure F hereto in respect Bank Zero.

19.2. Each Zero Research Seller gives to Zero Research, to the extent of its Relevant Proportion, the Warranties specified in Annexure F hereto in respect of Zero Research.

19.3. Other than the Warranties, the Warrantors give no other warranties or representations (whether express, implied or tacit) in relation to or in connection with the Bank Zero Shares, the Repurchase Shares or the business of each Target.

19.4. The Warranties shall apply, unless otherwise stated, as at the Signature Date and the Closing Date.

19.5. The Warrantors acknowledge and agree that Lesaka SA, in entering into this Agreement, is relying on the Warranties. All the Warranties shall be deemed to be material.

19.6. Each Warranty shall be a separate warranty and shall in no way be limited to or restricted by reference to or by inference from the terms of any other Warranty.

19.7. The Warranties shall be qualified to the extent that any matter is Fairly Disclosed in the VDR prior to the Signature Date.

20. LIMITATION OF LIABILITY

20.1. Any two or more limitations of liability anywhere in this Agreement shall be capable of applying to the same facts, circumstances or cause of action, and accordingly the various limitations of liability in this Agreement shall be cumulative.

20.2. Financial limitations

20.2.1. Maximum amount of liability

The aggregate amount which may be recovered by Lesaka SA in respect of all Warranty Claims arising from:

20.2.1.1. a breach of any Title Warranty shall not exceed R1 001 000 000.00 (one billion one million Rand); or

20.2.1.2. a breach of any of the remaining Warranties shall not exceed R1 001 000 000.00 (one billion one million Rand),

provided always that the maximum aggregate amount which may be recovered by Lesaka SA in respect of all Warranty Claims can, in the aggregate, never exceed R1 001 000 000.00 (one billion one million Rand).

20.2.2. Minimum amount of liability

In respect of Warranty Claim in relation to a Warranty other than a Title Warranty, no liability shall attach to the Warrantors in relation to such a Warranty Claim:

20.2.2.1. unless, in respect of such an individual Warranty Claim, the amount claimed exceeds R500 000 (five hundred thousand Rand) ("Qualifying Claims"); and

20.2.2.2. until the aggregate amount of all Qualifying Claims exceeds R500 000 (five hundred thousand Rand), in which case the Warrantors shall be liable for the aggregate amount claimed and not only the amount in excess of R500 000 (five hundred thousand Rand).

20.3. Time limitations

The Warrantors shall not be liable for a Warranty Claim unless:

20.3.1. Lesaka SA has given written notice of such Warranty Claim to the Warrantors; and

20.3.2. the notice referred to in clause 20.3.1 is delivered by Lesaka SA to the Warrantors, in respect of a Warranty Claim arising from:

20.3.2.1. a breach of any a Title Warranty, before the 7th (seventh) anniversary of the Closing Date;

20.3.2.2. a breach of any Warranty contained in paragraph 20 of Annexure F relating to the tax affairs of the Target, on or before the 7th (seventh) anniversary of the Closing Date; or

20.3.2.3. a breach of any of the remaining Warranties, on or before the 3rd (third) anniversary of the Closing Date.

20.4. General limitations

The Warrantors shall not be liable for any Warranty Claim to the extent that the relevant breach or Warranty Claim would not have arisen but for:

20.4.1. any act or omission of Lesaka SA;

20.4.2. any Applicable Laws or changes in Applicable Laws, not in force at the Signature Date, and which takes effect after the Signature Date;

20.4.3. the imposition of Taxation, or the increase in the rates of Taxation, or the withdrawal of any relief from Taxation, not in force at the Signature Date, and which takes effect after the Signature Date; or

20.4.4. any change in the accounting or taxation policies, bases, practices or methods applied in valuing any assets or liabilities of the Target or preparing any accounts of the Target, introduced or having effect after the Signature Date.

20.5. No double recovery

If a single fact or circumstance gives rise to multiple causes of action entitling Lesaka SA to assert a combination of Warranty Claims, Lesaka SA shall be limited to recovering the aggregate sum of its actual damages or Losses arising in connection with such single fact or circumstance, and Lesaka SA shall not be compensated by the Warrantors more than once for the same damage or Loss.

20.6. No exception for fraud or dishonesty

The aforegoing provisions of this clause 20 and clause 19.7 shall however be without limitation to the rights which Lesaka SA may have as a matter of law against any Warrantor to the extent that it has suffered a Loss as a result of dishonesty on the part of, or fraud committed by, any Seller in relation to either Target or its business, or the Transaction.

21. INDEMNITIES

21.1. Without prejudice to any rights or remedies available to Lesaka SA arising from any of the provisions of this Agreement (Lesaka SA being entitled to select which of the rights or remedies it shall exercise), each Bank Zero Seller, to the extent of its Relevant Proportion, indemnifies Lesaka SA on a Rand-for-Rand basis against any and all Losses which Lesaka SA and/or Bank Zero and/or Zero Research may suffer or sustain as a result of or which may be attributable to:

21.1.1. a breach of any representation or Warranty given by the Warrantors to Lesaka SA;

21.1.2. any liability incurred and/or claim raised against Bank Zero where the cause of action arose prior to the Closing Date and which is not (i) provided for in the relevant Financial Statements; or (ii) incurred in respect of the conduct of the business in the Ordinary Course subsequent to the date of the relevant Financial Statements;

21.1.3. any non-compliance with any Applicable Laws by Bank Zero which occurred prior to the Closing Date; or

21.1.4. the reopening of any Tax assessment of Bank Zero as a result of which additional Tax is assessed and/or an assessed loss is reduced. For the purposes hereof, the full amount of the reduction in the assessed loss shall be deemed to be the amount of the Loss.

21.2. Without prejudice to any rights or remedies available to Zero Research arising from any of the provisions of this Agreement (Zero Research being entitled to select which of the rights or remedies it shall exercise), each Zero Research Seller, to the extent of its Relevant Proportion, indemnifies Zero Research on a Rand-for-Rand basis against any and all Losses which Zero Research may suffer or sustain as a result of or which may be attributable to:

21.2.1. a beach of any representation or Warranty given by the Warrantors to Zero Research;

21.2.2. any liability incurred and/or claim raised against Zero Research where the cause of action arose prior to the Closing Date and which is not (i) provided for in the relevant Financial Statements; or (ii) incurred in respect of the conduct of the business in the Ordinary Course subsequent to the date of the relevant Financial Statements;

21.2.3. any non-compliance with any Applicable Laws by Zero Research which occurred prior to the Closing Date; or

21.2.4. the reopening of any Tax assessment of Zero Research as a result of which additional Tax is assessed and/or an assessed loss is reduced. For the purposes hereof, the full amount of the reduction in the assessed loss shall be deemed to be the amount of the Loss.

21.3. Despite the fact that Lesaka SA or a Target may have knowledge (whether actual, imputed or constructive, and whether as a result of the due diligence undertaken by it into the business and affairs of the Targets or otherwise) as at the Signature Date or subsequently discovers that there is a claim under any Indemnity given by the Warrantors, that will not have the effect of limiting, excluding or reducing Lesaka SA's and/or Zero Research's remedies or the relevant Warrantors' liability in respect of any Indemnity.

21.4. For the avoidance of doubt, it is recorded that the limitations and exceptions contained in clause 20 apply (mutatis mutandis) to the Indemnity contained in each of clause 21.1.1 and clause 21.2.1.

22. GENERAL INSURANCE POLICY

22.1. Notwithstanding any provision to the contrary in this Agreement, other than in respect of the Uninsured Claims or other than as may result from dishonesty on the part of, or fraud committed by, any Seller in relation to either Target or its business, or the Transaction, Lesaka SA shall only have recourse against, and shall only be entitled to claim against, the underwriter/s in terms of the General Insurance Policy in respect of any Claim and Lesaka SA shall not be entitled to claim against the Warrantors in respect of a Claim, provided that if the Loss suffered by Lesaka SA in respect of a Warranty Claim in relation to a Title Warranty is greater than the amount Lesaka SA is entitled or able to recover in respect of such Loss in terms of the General Insurance Policy ("Policy Limit"), Lesaka SA shall be entitled to institute a claim to recover the excess ("Excess") from the Warrantors, subject to clause 22.2.

22.2. Lesaka SA will be obliged to pursue a claim under the General Insurance Policy for any Warranty Claim in relation to a Title Warranty. If the Warranty Claim in relation to a Title Warranty exceeds the Policy Limit, Lesaka SA shall, in its sole discretion, also be entitled to institute a Warranty Claim against the Warrantors for the Excess simultaneously with pursuing a claim under the General Insurance Policy (and shall not be required to wait until its claim under the General Insurance Policy is finally determined before instituting such Warranty Claim against the Warrantors). However, any damages claimable by Lesaka SA from the Warrantors in respect of such Warranty Claim shall be reduced by any amount recovered by Lesaka SA in respect of such breach under the General Insurance Policy.

22.3. The undertakings contained in this clause 22 shall be without limitation to the rights which Lesaka SA (or Zero Research) may have as a matter of common law against the Warrantors:

22.3.1. to the extent that it has suffered a Loss as a result of the fraud or intentional non-disclosure by the Warrantors (which, for the avoidance of doubt includes any director, officer or the company secretary of that Warrantor); and

22.3.2. for damages for contractual breach (but not as a Warranty Claim) to the extent that it or Zero Research has suffered or will suffer a Loss as a result of the Bank Zero Sellers not being able to deliver Unencumbered ownership in and to the Bank Zero Shares and/or the Zero Research Sellers not being able to deliver Unencumbered ownership in and to the Repurchase Shares.

23. ESCROW ARRANGEMENTS

23.1. On the Closing Date, Zero Research shall deliver the Escrow Shares to the Escrow Agent to be held in accordance with the Escrow Agreement.

23.2. The Parties acknowledge that, without prejudice to any right of Lesaka SA to claim for the full amount of any, or a cash amount in respect of any, Uninsured Claim which is Settled or Determined, the Escrow Shares are to be held by the Escrow Agent such that the Escrow Shares are retained as security for all Uninsured Claims.

23.3. The Warrantors shall pay in cash by electronic transfer into Lesaka SA's or Zero Research's (as the case may be) nominated bank account all amounts owing and due to Lesaka SA or Zero Research's (as the case may be) pursuant to an Uninsured Claim as soon as reasonably practicable (and by no later than 10 (ten) Business Days) following the date on which the relevant Uninsured Claim is Settled or Determined, or such longer period as may be (i) agreed between the Sellers' Representative and Lesaka SA in writing (in the event that the Uninsured Claim is Settled); or (ii) determined by the arbitrator (in the event that the Uninsured Claim is Determined), as the case may be.

23.4. Without prejudice to clause 23.3, and subject to clause 23.5, if any amount owed to Lesaka SA pursuant to a Uninsured Claim remains outstanding 10 (ten) Business Days following the date on which the Uninsured Claim is Settled or Determined, or such later period as may be (i) agreed in the applicable settlement agreement (in the event that the Uninsured Claim is Settled); or (ii) contemplated in the applicable judgment or record of decision (in the event that the Uninsured Claim is Determined) (the "Outstanding Amount"), then save to the extent expressly stated otherwise in the applicable settlement agreement (in the event that the Uninsured Claim is Settled) or in the applicable judgment or record of decision (in the event that the Uninsured Claim is Determined), the Zero Research Sellers shall, upon written request from Lesaka SA, do either of the following at Lesaka SA's election:

23.4.1. promptly execute the necessary share transfer instruments to transfer, to Lesaka SA or its nominee/s, such number of Escrow Shares as is calculated in accordance with the following formula:

A = B / C

where

A = the number of Escrow Shares to be released and transferred from the Escrow Agent;

B = the Outstanding Amount; and

C = the Actual MV; or

23.4.2. promptly instruct such professional broker of reputable standing as is agreed in writing between the Zero Research Sellers and Lesaka SA acting reasonably and in good faith, to (i) sell such number of Escrow Shares in the market as is required in order for the proceeds of such sale to equal the Outstanding Amount; and (ii) pay the proceeds of such sale into Lesaka SA's nominated bank account.

23.5. If any Tax or transaction / broker fee arising in relation to the transfer of Escrow Shares (pursuant to clause 23.4.1) or the sale of Escrow Shares (pursuant to clause 23.4.2) is payable or incurred by Lesaka Inc, Lesaka SA and/or the relevant transferee/s (a "Transfer Cost"), then the "Outstanding Amount" shall be increased by an amount equal to the Transfer Cost.

23.6. Subject to clause 23.7, on the 3rd (third) anniversary of the Closing Date (the "Escrow Release Date"), the Zero Research Sellers shall procure that the ZR Sellers' Escrow Representative shall, and Lesaka SA shall procure that Lesaka SA's Escrow Representative shall, issue a Joint Instruction to the Escrow Agent instructing the Escrow Agent to release and deliver the Escrow Shares to such person(s) as the ZR Sellers' Escrow Representative may nominate.

23.7. If on the Escrow Release Date:

23.7.1. any amount owed to Lesaka SA and/or Zero Research (as the case may be) pursuant to an Uninsured Claim that has been Settled or Determined remains outstanding; and/or

23.7.2. Lesaka SA and/or Zero Research (as the case may be) has initiated proceedings under clause 31 in relation to an Uninsured Claim in accordance with clause 31 which has not been Settled or Determined ("Unresolved Proceedings"), then the Escrow Agent shall retain the Escrow Shares until the later of:

23.7.3. the date that all amounts owing pursuant to Uninsured Claims that have been Settled or Determined are fully discharged; or

23.7.4. the date any Unresolved Proceedings are Settled or Determined,

on which date the provisions of clause 23.6 shall apply mutatis mutandis.

23.8. The Zero Research Sellers and Lesaka SA shall execute and deliver such documents (including Joint Instructions and share transfer instruments) and perform such acts as may be reasonably required for the purpose of giving full effect to the escrow arrangements set out in this clause 23.

24. RESTRAINT

24.1. For the purposes of this clause 24 the following terms shall have the meanings ascribed to them hereunder, namely:

24.1.1. "Competitor" means any business, person, company, close corporation, partnership, trust, body corporate or incorporate, association or other legal entity which within the Restrained Territories owns, conducts or carries on, whether wholly or partially, any business which is the same as, or similar to, the business of either Target as conducted on  or prior to the Closing Date and/or competes therewith;

24.1.2. "Confidential Information" means any and all information of any nature whatsoever obtained from or relating to either Target or its business, (including, without limitation all information pertaining to strategic, management, operational, technical, commercial, financial and business affairs, business plans and solutions, know-how, trade secrets, processes, specifications, client and personnel data, marketing and business information generally, and data in whatever form, and other information of whatever description that either Target or Lesaka SA has an interest in being kept confidential;

24.1.3. "Protectable Interests" includes the Confidential Information, each Target's goodwill and market reputation and its intangible assets and interests in general;

24.1.4. "Restrained Territories" means each country in the continent of Africa;

24.1.5. "Restrained Persons" means, collectively, each Seller, Naught Holdings and each entity / person which is Related or Inter-related to any Seller or to Naught Holdings; and

24.1.6. "Restraint Period" means during the Interim Period and for a period of 3 (three) years calculated from the Closing Date.

24.2. Each Restrained Person acknowledges that as a result of the relevant Seller previously being a shareholder of the relevant Target and its general involvement in the Target, it has access to Confidential Information and has become intimately associated with the relevant Target's strategy for conducting its business, and as such if a Restrained Person were to be associated with any Competitor during the Restrained Period, the Restrained Person would be in a position to unfairly compete with the Target.

24.3. Each Seller acknowledges that the Agreement concerns the purchase of both Target's entire business and the Protectable Interests in the Restrained Territories. Lesaka SA intends to make use of the Protectable Interests throughout the Restrained Territories post-implementation of the Transaction.

24.4. The Parties acknowledge that:

24.4.1. the Protectable Interests are legitimate proprietary and commercial interests of each Target, which such Target is entitled to protect; and

24.4.2. the business of the Target would be prejudiced if any Restrained Person were to become associated with any Competitor.

24.5. In the interest of the protection and maintenance of (among other things) the Protectable Interests and to avoid a Restrained Person unfairly competing with a Target, each Seller and Naught Holdings undertakes to and in favour of Lesaka SA and each Target that, unless it has obtained the prior written approval of Lesaka SA, it shall not, and it shall procure that no entity / person which is Related or Inter-related to it shall, for the duration of the Restraint Period, whether directly or indirectly and either solely or jointly:

24.5.1. carry on;

24.5.2. be engaged, concerned or interested in, whether financially or otherwise, or employed by; or

24.5.3. solicit business (whether from customers/merchants of a Target or otherwise) or employees (whether from amongst employees of a Target or otherwise) for, or

24.5.4. be proprietors of or directors, direct or indirect shareholders of (other than in an unlisted company or a company listed on a securities exchange, provided that such interest does not exceed 5% (five percent)); or

24.5.5. act as consultants, trustees, managers, employees, agents, representatives, partners, advisors, officers or in any other capacity to; or

24.5.6. furnish any information or advice (whether oral or written) to; or

24.5.7. render any service to; or

24.5.8. lend or advance or bind themselves as surety for, any sum of money or otherwise assist financially,

any Competitor, or attempt to do so.

24.6. Each of the undertakings set out in this clause 24:

24.6.1. shall be construed as imposing separate, severable and independent restraints in respect of:

24.6.1.1. the nature of interest, act and/or each activity falling within the ambit of a Competitor;

24.6.1.2. the individual months constituting the Restraint Period;

24.6.1.3. the individual areas which are defined as the Restrained Territories; and

24.6.1.4. each capacity in relation to a Competitor which a Restrained Person is prohibited from holding in terms of this clause 24; and

24.6.2. shall initially be given the widest possible interpretation and no restraint or combination of restraints shall be limited by reference to or inference from any other restraint or combination of restraints, provided however that the invalidity or unenforceability of any one or combination of restraints referred to in this clause 24 (including the restraints interpreted in their widest cumulative sense) shall not affect the validity or enforceability of any of the other restraints or any other combination of restraints referred to in this clause 24.

24.7. The Sellers and Naught Holdings agree that:

24.7.1. the undertakings and restrictions in this clause 24:

24.7.1.1. are given for the benefit of Lesaka SA and each Target and may be enforced by any or all of them;

24.7.1.2. are agreed to by the Sellers and Naught Holdings as equal negotiating parties;

24.7.1.3. (interpreted initially in their widest sense as provided in clause 24.6.2), are fair and reasonable as to subject matter, period and territorial limitation as between the Sellers and Naught Holdings on the one hand and the Targets and Lesaka SA on the other; and

24.7.1.4. are the only effective reasonable manner in which each Target's rights in respect of its business and trade secrets and clients can be protected, the Restrained Persons being in possession of or having knowledge of or access to all of the relevant Target's trade secrets; and

24.7.2. Lesaka SA would not have entered into this Agreement and paid the BZ Purchase Consideration or the Subscription Consideration but for such undertakings and restrictions.

24.8. The restraint imposed by this clause 24 shall, if either Target becomes a Subsidiary of any person other than Lesaka SA or would have become such if such other person were not a natural person or close corporation or other entity but a company, or if a Target disposes of the whole or any part of its business to any other person, be transferable by Lesaka SA by cession to such person without the consent of the Sellers, and in such event such undertakings and restraints shall bind the Sellers in favour of such person, without ceasing to bind the Sellers to Lesaka SA and the Targets.

24.9. The Sellers and Naught Holdings acknowledge that Lesaka SA and the Targets will suffer Loss if any Seller breaches any provisions of this restraint.

24.10. The restraints and limitations contained in this clause 24 shall not apply to any interest disclosed by any Seller and/or Naught Holdings to Lesaka SA in writing (but only to the extent of such disclosure) prior to the Signature Date.

25. USE OF NAME

Each Seller undertakes that it will not, and will procure that no one of which is Related or Inter-related to it will, directly or indirectly, use the word/s "Bank Zero" or any derivatives, abbreviations or acronyms based thereon or any words similar thereto in connection with its business, activities and/or undertakings. Accordingly, on and with effect from the Closing Date, Bank Zero shall have the sole and exclusive right to use the words "Bank Zero".

26. LESAKA SA NOMINEE

26.1. Lesaka SA shall be entitled, at any time prior to the Closing Date and without the consent of any other Party, on written notice to such effect to the Sellers' Representative, Bank Zero and Zero Research, to nominate any entity Related to it (the "Lesaka SA Nominee") to implement any relevant Transaction Step or the Transaction as a whole in its place.

26.2. With effect from the date specified in such notice, all references in this Agreement to "Lesaka SA" shall be deemed to be references to the Lesaka SA Nominee (save for the references in clauses 1.1.11.6.3, 1.1.68, 1.1.62 and 3.1.4, which shall remain as is), and the Lesaka SA Nominee shall assume all rights and obligations of Lesaka SA under this Agreement as if it were the original party hereto, including that such Lesaka SA Nominee shall give the warranties contemplated in clause 18 to the Bank Zero Sellers and Zero Research.

27. US SECURITIES AGREEMENTS AND ACKNOWLEDGEMENTS

27.1. For purposes of this clause 27, "Share Cap" means a number of Lesaka Inc Shares determined in accordance with the following formula:

A = 0.1999 x B

where

A is the number of Lesaka Inc Shares to be determined; and

B is 81 278 900 (eighty one million two hundred and seventy eight thousand nine hundred) (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment).

27.2. The Parties acknowledge and agree that, notwithstanding anything else herein to the contrary, Lesaka Inc shall not issue Lesaka Inc Shares, which, in the aggregate, are in excess of the Share Cap unless it has obtained the prior approval of the holders of Lesaka Inc Shares in accordance with the rules of NASDAQ.

27.3. The Sellers and Naught Holdings understand that the Aggregate Shares Consideration have not been registered under the US Securities Act by reason of a specific exemption from the registration provisions of the US Securities Act which depends upon, among other things, the accuracy of the Sellers' and Naught Holdings representations as expressed herein.  The Sellers and Naught Holdings understand that the Aggregate Shares Consideration are "restricted securities" under applicable US federal and state securities laws and that, pursuant to these laws, the Sellers and Naught Holdings may have to hold such shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and, to the extent applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Sellers and Naught Holdings further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares and on requirements relating to a purchaser which are outside of the Sellers' and Naught Holdings' control.

27.4. The Sellers and Naught Holdings understand that the Aggregate Shares Consideration issued pursuant to this Agreement may be notated with one or all of the following legends:

27.4.1. THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER FROM TIME TO TIME IN EFFECT (THE "SECURITIES ACT") AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

27.4.2. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD TO A US PERSON OR INTO THE UNITED STATES FOR A PERIOD OF SIX (6) MONTHS FROM <insert date of the Closing Date>, OR SUCH EARLIER DATE AS PERMITTED BY REGULATION S, AND MAY ONLY BE SOLD AFTER SUCH DATE IN ACCORDANCE WITH REGULATION S, ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT INCLUDING, WITHOUT LIMITATION AND TO THE EXTENT AVAILABLE, RULE 144 THEREUNDER OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

27.5. In addition, each Seller and Naught Holdings warrants to and in favour of Lesaka SA that it is not a U.S. person (as defined in Regulation S under the U.S. Securities Act of 1933, as amended) and:

27.5.1. is not acquiring or receiving the Aggregate Shares Consideration for the account or benefit of any U.S. person;

27.5.2. at the time the Sellers and Naught Holdings determined to acquire or receive its Aggregate Shares Consideration, on the Closing Date, the Sellers were and will be outside the United States of America;

27.5.3. the issuance of the Aggregate Shares Consideration has not been pre-arranged with a buyer located in the United States of America or with a U.S. person, and is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act of 1933, as amended;

27.5.4. neither the Sellers and Naught Holdings, nor any person acting on the Sellers' or Naught Holdings behalf, has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States of America, its territories or possessions, for any of the Aggregate Shares Consideration; and

27.5.5. the issue to the Sellers and Naught Holdings of the Aggregate Shares Consideration pursuant to this Agreement will not violate any Applicable Law of the Sellers' or Naught Holdings jurisdiction.

27.6. The Sellers and Naught Holdings confirm that the Aggregate Shares Consideration to be acquired by the Sellers and Naught Holdings pursuant to this Agreement will be acquired for investment for the Sellers' and Naught Holdings own account, and not as a nominee or agent for any other person, and not with a view to the resale or distribution of any part thereof that would make the Sellers and Naught Holdings an underwriter within the meaning of the U.S. Securities Act of 1933, as amended.

27.7. Each of the representations and warranties given by each Seller and Naught Holdings in terms of clauses 27.5 and 27.6, shall:

27.7.1. be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

27.7.2. continue and remain in force notwithstanding the completion of the Transaction; and

27.7.3. prima facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.

28. BREACH

28.1. For purposes of this clause 28, "Remedy Period" means a period of 15 (fifteen) Business Days after receipt of a written notice requiring a Party to remedy a breach (or, if it is not reasonably possible to remedy the breach within that period, then within such further period as may be reasonable in the circumstances, provided that the defaulting Party furnishes evidence, within such period of 15 (fifteen) Business Days, reasonably satisfactory to the aggrieved Party/ies, that it has taken whatever steps are available to it to commence remedying the breach).

28.2. Unless there is another clause in this Agreement which provides its own remedies, which remedies shall then prevail over the remedies in this clause 28, if:

28.2.1. a Party breaches any term of this Agreement and, if the breach is capable of being remedied, fails to remedy such breach within the Remedy Period; or

28.2.2. a Party breaches any term of this Agreement, which is not capable of being remedied,

then the aggrieved Party/ies shall be entitled, in addition to any other remedy available to the aggrieved Party whether at law or under this Agreement, to:

28.2.3. claim specific performance of any obligation whether or not the due date for performance has arrived by notifying the other Parties in writing; or

28.2.4. continue with this Agreement,

but without prejudice to the aggrieved Party's/ies' right to claim damages or obtain an interdict.

28.3. Notwithstanding anything to the contrary contained in this Agreement, but subject to clause 10.5, after the implementation of this Agreement in full, no Party will have the right to cancel this Agreement as a result of a breach thereof save in the case of (i) a breach of a Title Warranty; or (ii) fraudulent misrepresentation, and the aggrieved Party's only remedies thereafter will be to claim specific performance of all the defaulting Party's obligations, together with damages, if any.

29. CONFIDENTIALITY

29.1. Each Party shall keep confidential and shall not, without the prior written consent of the other Parties, disclose to any person:

29.1.1. the details of this Agreement, or the details of the negotiations leading to this Agreement, and the information handed over to the other Parties during the course of negotiations, as well as the details of the transactions or the agreements contemplated in this Agreement; or

29.1.2. information relating to the business or the operations and affairs of the other Parties which are (i) not in the public domain; or (ii) not properly and lawfully in the possession of such Party (save to the extent independently developed or acquired in a manner not in contravention of this Agreement) as evidenced by its written records prior to the time that it is disclosed by that Party, and which was not acquired from the any other Party (or disclosed by a third Party on their behalf).

29.2. No public announcement or statement of whatsoever nature or in any medium of communication (excluding (i) disclosures required to be made in the financial statements of each Party and/or pursuant to any Applicable Laws (including the listings requirements of the JSE and the NASDAQ); and (ii) any announcement or other statement required to be made by any governmental or other regulatory authority (including in terms of the rules of the JSE and the NASDAQ) or by a court or arbitral tribunal or other authority of competent jurisdiction may be so furnished, provided that such disclosure is only to the extent strictly required, in which event the Party obliged to make such statement will first consult with the other Parties in order to enable the Parties in good faith to attempt to agree the content of such announcement) shall be made in relation to the conclusion, implementation or contents of this Agreement and/or the transaction by any Party unless such announcement or statement has been approved in writing by all the Parties prior to publication thereof.

30. CO-OPERATION

Each Party undertakes to use its respective Reasonable Endeavours to:

30.1. do all things, and sign all documents as may be necessary, to give effect to the provisions of this Agreement;

30.2. do and to procure the doing by other persons, and to refrain and procure that other persons will refrain from doing, all such acts; and

30.3. pass and to procure the passing of all such resolutions of directors or shareholders of any company,

to the extent that the same may lie within such Party's power and may be required to give effect to the import or intent of this Agreement, or any contract concluded pursuant to the provisions of this Agreement.

31. DISPUTE RESOLUTION

31.1. Save in respect of those provisions of this Agreement which provide for their own remedies, should any dispute (including any controversy or claim) arise between any of the Parties ("Disputing Parties") in regard to this Agreement, or out of or pursuant to this Agreement (including with respect to the formation, breach, termination or invalidity hereof) (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction), the Disputing Parties shall endeavour to resolve the dispute by negotiation.

31.2. This entails the one Disputing Party inviting the other Disputing Party/ies in writing to meet and to attempt to resolve the dispute within 10 (ten) Business Days from the date of written invitation.

31.3. If the dispute has not been resolved by negotiation within 10 (ten) Business Days of the commencement thereof, the dispute shall be submitted to and decided by arbitration in accordance with this clause 31.

31.4. The arbitration shall be held with only the Disputing Parties and their representatives present thereat.

31.5. The seat of the arbitration shall be South Africa and the geographic location of the arbitration hearings shall be Johannesburg, South Africa.

31.6. Save as expressly provided in this Agreement to the contrary, the arbitration shall be subject to the arbitration legislation for the time being in force in South Africa, but solely and exclusively applying the rules of the Arbitration Foundation of Southern Africa, and shall be administered by the Arbitration Foundation of Southern Africa. If any provision of this clause 31 is inconsistent with the rules of the Arbitration Foundation of Southern Africa in force at that time, the provisions of this clause 31 shall prevail.

31.7. There shall be 1 (one) arbitrator.

31.8. The arbitrator shall be, if the matter in dispute is principally:

31.8.1. a legal matter, an impartial practising advocate or attorney of not less than 15 (fifteen) years' standing;

31.8.2. an accounting matter, a practising chartered accountant of South Africa of at least 10 (ten) years' standing; or

31.8.3. any other matter, any independent and suitably qualified person,

appointed by the Disputing Parties or, failing agreement by them within 7 (seven) days after the arbitration has been demanded, at the request of any one of the Disputing Parties, shall be nominated by the Arbitration Foundation of Southern Africa, whereupon the Disputing Parties shall forthwith appoint such person as the arbitrator. If that person fails or refuses to make the nomination or if any such office does not exist, any Disputing Party may approach the High Court of South Africa to make such an appointment. To the extent necessary, the court is expressly empowered to do so.

31.9. Within 3 (three) days after the pleadings have closed, the arbitrator shall determine the period within which the hearing will be concluded, taking into account the particular circumstances of the dispute. The arbitrator shall be entitled to extend the aforesaid time period under exceptional circumstances. The determination made by the arbitrator as regards the period within which the hearing will be concluded and/or the commencement date and/or the recommencement date shall be final. No Party to the arbitration may raise as good and sufficient cause for the absence of that Party to the arbitration proceedings the unavailability of that Party's legal representative.

31.10. The arbitrator shall, subject to the provisions of this clause 31, have the sole, fullest and freest discretion with regard to the proceedings, save that the arbitrator shall be obliged to give his/her award in writing fully supported by reasons and shall adopt procedures suitable to the circumstances of the particular case, avoiding unnecessary delay or expense, so as to provide a fair means for the resolution of the matters falling to be determined.

31.11. Any Disputing Party shall be entitled to have the award made an order of court of competent jurisdiction.

31.12. The Parties shall keep the evidence in the arbitration proceedings and any order made by any arbitrator confidential.

31.13. The arbitrator shall have the power to give default judgment if any Disputing Party fails to make submissions on the relevant due date and/or fails to appear at the arbitration.

31.14. The arbitrator shall be competent to rule on his/her own jurisdiction, including with respect to the existence or validity of this clause 31. Notwithstanding any other provisions of this Agreement, each Disputing Party agrees not to challenge the arbitrator's ruling on his/her own jurisdiction, and if any application to court on any such matter is made, the Disputing Parties agree that they will not request the court to exercise its discretion and will be satisfied if a court does not exercise its discretion in such circumstances.

31.15. The arbitral award shall be final and binding on the Disputing Parties and shall not be subject to appeal.

31.16. The Disputing Parties, together with the arbitrator, will agree from time to time on the arbitrator's remuneration and when and how it shall be paid in the interim. The Disputing Parties shall, pending the final determination of the arbitrator as to which Disputing Party shall ultimately be liable for the costs of the arbitration, fund the costs (such as the costs of any venue, arbitrator's remuneration, recording, transcription and other costs and expenses ancillary to the arbitration) which need to be paid in the interim, in equal shares. If at any time a Disputing Party does not pay its portion of the costs when required in the interim, that Disputing Party will be excluded from participating in the arbitration and the other Disputing Party shall be entitled to request a final award from the arbitrator as regards that Disputing Party. Within 10 (ten) days of the making by the arbitrator of a final determination as to which Disputing Party shall bear the costs of the arbitration, the Disputing Party against which such determination has been made shall reimburse to the other Disputing Party/ies the costs borne by each such Disputing Party in the interim together with interest thereon, if the arbitrator so awards.

31.17. The provisions of this clause 31 shall remain in effect even if this Agreement is terminated for any reason.

31.18. If it is alleged or found that this Agreement was induced by a fraudulent misrepresentation or if this Agreement is void or voidable on any other ground, then notwithstanding that the remainder of this Agreement may be void or voidable, the Parties agree that the provisions of this clause are severable from the rest of this Agreement and shall remain in effect. In such circumstances any dispute relating to any such fraudulent misrepresentation or relating to whether this Agreement is void or voidable shall be submitted to and decided by arbitration in accordance with this clause 31.

32. NOTICES AND ADDRESSES

32.1. For the purposes of the giving of notices and the serving of legal process in terms of this Agreement, each of the Parties chooses the address set out below:

32.1.1. Lesaka SA:

32.1.1.1. Address: 4th Floor, President Place, Jan Smuts Ave &, Bolton Rd, Rosebank, Johannesburg, 2196

Attention: Group General Counsel

32.1.1.2. Email: XXX

32.1.2. Sellers' Representative:

32.1.2.1. Address: 4 Georgian Crescent West, Bryanston

Attention: Liné Wiid and Yatin Narsai

32.1.2.2. Email: XXX and XXX

32.1.3. Bank Zero:

32.1.3.1. Address: 4 Georgian Crescent West, Bryanston

Attention: Yatin Narsai

32.1.3.2. Email: XXX

32.1.4. Zero Research:

32.1.4.1. Address: 4 Georgian Crescent West, Bryanston

Attention: Liné Wiid

32.1.4.2. Email: XXX

32.1.5. Naught Holdings:

32.1.5.1. Address: Suite 1 Perrieri Offices Suites, C2-302, Level 3, Office Block C, La Croisette Grand Baie MU, 30517

Attention: Rudolf Pretorius

32.1.5.2. Email: XXX

32.2. Any Party may at any time, by notice in writing to the other Parties, change its chosen address to any other address that is not a post office box.

32.3. Any notice given in connection with this Agreement shall, save where a particular form of notice is stipulated, be:

32.3.1. delivered by hand;

32.3.2. sent by courier; or

32.3.3. sent by email,

to the address chosen by the Party concerned.

32.4. A notice given as set out above shall be deemed to have been duly given (unless a disputing Party proves the contrary):

32.4.1. if delivered by hand or by courier:

32.4.1.1. prior to 17h00 (local time in the jurisdiction of the recipient) on a Business Day, on the date of delivery;

32.4.1.2. after 17h00 (local time in the jurisdiction of the recipient) on a Business Day or on a day which is not a Business Day, on the Business Day following the date of delivery; or

32.4.2. if sent by email, on the 1st (first) Business Day after the date of transmission.

32.5. Any written notice (including any electronic mail) actually received by a Party shall be valid, notwithstanding that it may not have been given in accordance with the preceding provisions of this clause 32.

32.6. All notices, demands, consents, approvals, and other communications under or in connection with this Agreement shall be sent by email, except if delivery of a hard copy document to a physical address is required in terms of Applicable Laws (including, without limitation, for the institution of legal proceedings).

33. INDEPENDENT ADVICE

Each Party acknowledges that:

33.1. it has been free to secure independent legal, financial, tax and/or other professional advice as to the nature and effect of all of the provisions of this Agreement and that it has either taken such independent advice or dispensed with the necessity of doing so; and

33.2. all of the provisions of this Agreement and the restrictions herein contained are fair and reasonable in all the circumstances and are part of the overall intention of the Parties in connection with this Agreement.

34. GENERAL

34.1. This Agreement will be governed by and construed in accordance with the laws of South Africa.

34.2. Save where this Agreement provides expressly to the contrary and save for any agreements entered into between the Sellers in relation to undertakings, warranties, mandates of the Sellers' Representative and management of risk inter se required or implied under this Agreement, this Agreement constitutes the sole record of the agreement between the Parties in relation to the subject matter hereof. No Party shall be bound by any express, tacit or implied term, representation, warranty, promise nor the like not recorded herein. This Agreement supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the Parties in respect of the subject matter hereof.

34.3. Neither this Agreement nor any part, or interest therein or any rights or obligations hereunder may be ceded, delegated, assigned, or otherwise transferred by operation of law (including in the case of an amalgamation or merger), by any Party without the prior written consent of the other Parties.

34.4. No relaxation, indulgence or extension of time granted by any Party (the "Grantor") to any other Party shall be construed as a waiver of any of the Grantor's rights in terms hereof, or a novation of any of the terms of this Agreement or estop the Grantor from enforcing strict and punctual compliance with the terms of this Agreement.

34.5. No variation of, addition to, consensual cancellation of or waiver of any right arising in terms of this Agreement (including this clause 34.5) shall be of any force or effect unless it is reduced to writing and signed by each of the Parties.

34.6. All provisions of this Agreement and any annexure shall be independent of each other and deletion from or the invalidity of any such provision or annexure shall not affect the remainder of this Agreement.

35. COSTS AND TAXES

35.1. Any STT payable on the transfer of:

35.1.1. the Bank Zero Shares required in order to give effect to the Bank Zero Minority Sale and the Naught Holdings Exit shall be borne exclusively by Bank Zero;

35.1.2. the Repurchase Shares in order to give effect to the Zero Research Repurchase shall be borne exclusively by Zero Research; and

35.1.3. any Lesaka Inc Shares required in order to give effect to any Transaction Step shall be borne exclusively by Lesaka SA and/or Lesaka Inc.

35.2. Save as contemplated elsewhere on this Agreement, each Party is responsible for:

35.2.1. its own costs in relation to the drafting, finalisation, and implementation of this Agreement and the Transaction and all attendances incidental thereto; and

35.2.2. for any Taxes which may be levied on, or which may otherwise be payable by, such Party in relation to the Naught Holdings Exit and/or the Transaction (whether directly or as a withholding tax).

36. EXECUTION

36.1. This Agreement is signed by the Parties on the dates indicated below.

36.2. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

36.3. The persons signing this Agreement in a representative capacity warrant their authority to do so.

36.4. The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

(signature page follows)

FOR:	LESAKA TECHNOLOGIES PROPRIETARY LIMITED

Signature:	/s/ Steven John Heilbron
who warrants that he / she is duly authorised thereto

Name:	Steven John Heilbron

Date:	26-Jun-2025

FOR:	ZERO RESEARCH PROPRIETARY LIMITED

Signature:	/s/ Yatin Narsai

who warrants that he / she is duly authorised thereto

Name:	Yatin Narsai

Date:	26-Jun-2025

FOR:	BANK ZERO MUTUAL BANK

Signature:	/s/ Michael Jordaan

who warrants that he / she is duly authorised thereto

Name:	Michael Jordaan

Date:	26-Jun-2025

FOR:	NAUGHT HOLDINGS LTD

Signature:	/s/ Pieter Rudolf Pretorius

who warrants that he / she is duly authorised thereto

Name:	Pieter Rudolf Pretorius

Date:	26-Jun-2025

Annexure A Bank Zero Sellers

BANK ZERO SELLER	Signature	Date	Name (who warrants he/she is duly authorised thereto)
3 Cuillères Proprietary Limited Registration number: 2015/064411/07	/s/ Yatin Narsai	26-Jun-2025	Yatin Narsai
Montegray Capital Proprietary Limited Registration number: 2010/022988/07	/s/ Justin Tyler	26-Jun-2025	Justin Tyler
Dalasone Proprietary Limited Registration number: 2016/032875/07	/s/ David William Longe	26-Jun-2025	David William Longe
Malaika Mlinzi Investments Proprietary Limited Registration number: 2015/256282/07	/s/ Liné Cornette Wiid	26-Jun-2025	Liné Cornette Wiid
Turga Investments Proprietary Limited Registration number: 2017/036042/07	/s/ Lezanne Human	26-Jun-2025	Lezanne human
Hassem Prag Zero Holdings Proprietary Limited Registration number: 2022/732744/07	/s/ Jayesh Gokal Prag	26-Jun-2025	Jayesh Gokal Prag

BANK ZERO SELLER	Signature	Date	Name (who warrants he/she is duly authorised thereto)
Admopax Proprietary Limited Registration number: 2017/007394/07	/s/ Mohamed Fazel Mayet	26-Jun-2025	Mohamed Fazel Mayet
Break Village Capital Proprietary Limited Registration number: 2011/010224/07	/s/ Vernon Reddy	26-Jun-2025	Vernon Reddy
The trustees for the time being of the Bartinney Trust Master reference number: IT000353/20169G	/s/ Justin Tyler	26-Jun-2025	Justin Tyler
The trustees for the time being of the Coding Education Trust Master reference number: IT000405/2016	/s/ Justin Tyler	26-Jun-2025	Justin Tyler

Annexure B Zero Research Sellers

ZERO RESEARCH SELLER	Signature	Date	Name (who warrants he/she is duly authorised thereto)
3 Cuillères Proprietary Limited Registration number: 2015/064411/07	/s/ Yatin Narsai	26-Jun-2025	Yatin Narsai
Montegray Capital Proprietary Limited Registration number: 2010/022988/07	/s/ Justin Tyler	26-Jun-2025	Justin Tyler
Dalasone Proprietary Limited Registration number: 2016/032875/07	/s/ David William Longe	26-Jun-2025	David William Longe
Malaika Mlinzi Investments Proprietary Limited Registration number: 2015/256282/07	/s/ Liné Cornette Wiid	26-Jun-2025	Liné Cornette Wiid
Turga Investments Proprietary Limited Registration number: 2017/036042/07	/s/ Lezanne Human	26-Jun-2025	Lezanne human
Hassem Prag Zero Holdings Proprietary Limited Registration number: 2022/732744/07	/s/ Jayesh Gokal Prag	26-Jun-2025	Jayesh Gokal Prag

ZERO RESEARCH SELLER	Signature	Date	Name (who warrants he/she is duly authorised thereto)
Admopax Proprietary Limited Registration number: 2017/007394/07	/s/ Mohamed Fazel Mayet	26-Jun-2025	Mohamed Fazel Mayet
Break Village Capital Proprietary Limited Registration number: 2011/010224/07	/s/ Vernon Reddy	26-Jun-2025	Vernon Reddy

Annexure C Bank Zero Sellers Particulars

Name		Base cost
1.	3 Cuillères Proprietary Limited	R415 317
2.	Montegray Capital Proprietary Limited	R415 317
3.	Dalasone Proprietary Limited	R254 814
4.	Malaika Mlinzi Investments Proprietary Limited	R415 317
5.	Turga Investments Proprietary Limited	R415 317
6.	Hassem Prag Zero Holdings Proprietary Limited	R254 814
7.	Admopax Proprietary Limited	R178 457
8.	Break Village Capital Proprietary Limited	R103 347
9.	The trustees for the time being of the Bartinney Trust	R380 471
10.	The trustees for the time being of the Coding Education Trust	R380 471

Annexure D Bank Accounts

Name		Bank	Branch code	Account number
1.	3 Cuillères Proprietary Limited	XXX	XXX	XXX
2.	Montegray Capital Proprietary Limited	XXX	XXX	XXX
3.	Dalasone Proprietary Limited	XXX	XXX	XXX
4.	Malaika Mlinzi Investments Proprietary Limited	XXX	XXX	XXX
5.	Turga Investments Proprietary Limited	XXX	XXX	XXX
6.	Hassem Prag Zero Holdings Proprietary Limited	XXX	XXX	XXX
7.	Admopax Proprietary Limited	XXX	XXX	XXX
8.	Break Village Capital Proprietary Limited	XXX	XXX	XXX
9.	The trustees for the time being of the Bartinney Trust	XXX	XXX	XXX
10.	The trustees for the time being of the Coding Education Trust	XXX	XXX	XXX

Annexure E Hassem Prag Services Agreement

1. The services to be rendered by Hassem Prag will be stipulated in the services agreement and will include that:

1.1 Jay Prag will serve as chief technical officer and chief information security officer of Bank Zero, performing all of the functions which are customarily performed by such a function; and

1.2 Mohamed Hassem will serve as chief operation officer, performing all of the functions which are customarily performed by such a function, including managing data warehousing, regulatory reporting and systems architecture.

2. In exchange for rendering these services, Bank Zero shall:

2.1 pay an annual service fee equal to R5 000 000 (five million Rand) (which is inclusive of value-added tax) to Hassem Prag; and

2.2 procure that Lesaka Inc shall, on the 3rd (third) anniversary of the Closing Date, issue such number of Lesaka Inc Shares to Hassem Prag as is equal to Hassem Prag's Agreed Portion of:

2.2.1 the Retention LTIP Shares; and

2.2.2 the Performance LTIP Shares, but only if Bank Zero (acting reasonably and in good faith) determines that the Key Targets have been met (or substantially met, as determined in the sole discretion of Bank Zero), and provided in each case that the services agreement remains in full force and effect and Hassem Prag continues to deliver the agreed services to Bank Zero (unless the agreement has been cancelled by Hassem Prag due to Bank Zero failing to make payment of the services fee to Hassem Prag).

3. The services agreement may be terminated:

(i) by Bank Zero if an insolvency event occurs in respect of Hassem Prag;

(ii) by Bank Zero if either Jay Prag or Mohamed Hassem dies or becomes permanently incapacitated (in which circumstances Bank Zero may agree a replacement arrangement with the other of them);

(iii) by Bank Zero if the agreement is breached by Hassem Prag, including if the services are not delivered as contemplated in the agreement and/or the restraint is not abided by; or

(iv) by Hassem Prag if the agreement is breached by Bank Zero.

4. Each of Hassem Prag, Jay Prag or Mohamed Hassem are bound by a restraint undertaking substantially similar to the restraint contained in clause 24 of this Agreement, provided that Hassem Prag is permitted to service its existing clients on the basis of the service offering to these clients as at the Closing Date. If Hassem Prag wishes to (i) provide services to any other clients and would be restrained from doing so in terms of the restraint; or (ii) provide additional / other services to existing clients and would be restrained from doing so in terms of the restraint, Lesaka SA may consent to an exception (but shall not be obliged to do so). Hassem Prag is obliged to keep Lesaka SA informed of their clients and the services being rendered.

5. Each of Hassem Prag, Jay Prag or Mohamed Hassem are bound by a non-solicitation undertaking to the effect that it may not solicit, entice, induce, or attempt to persuade (or encourage others to do so) any employee of Bank Zero to leave their employment, or employ, engage, or facilitate the employment or engagement of such a person, whether directly or indirectly.

6. The Intellectual Property in any subject matter created or that came into existence as a result of any work done for and on behalf of Bank Zero and/or Zero Research, whether in the past, or in the future, should and shall vest in Bank Zero (and be assigned to Bank Zero to the extent necessary).

7. Standard confidentiality undertakings in favour of Bank Zero.

Annexure F Warranties

1. DEFINITIONS

For purposes of this Annexure F:

1.1. "Banking Platform" means the means the integrated technology stack, software applications, systems, databases, architecture, interfaces, tools, processes, and documentation owned by Bank Zero and used to develop, operate, support, and maintain its digital banking products and services;

1.2. "Bank Zero Business IP" means the Intellectual Property used in or necessary for the operations of, or in respect of the conduct or performance of the Business prior to the Closing Date, including that in and to the Banking Platform, and the Licensed Intellectual Property;

1.3. "Bank Zero Owned IP" means all Intellectual Property used in or necessary for the operations of, or in respect of the conduct or performance of the Business prior to the Closing Date, specifically including that in and to the Banking Platform, but excluding the Licensed Intellectual Property;

1.4. "Licensed Intellectual Property" means all Intellectual Property licensed from third parties or affiliates to the Targets and used in the course of the Business prior to the Closing Date, including Lexis Nexus, Experian, Xero, Microsoft and other commercial products typical for a financial services business;

1.5. "Material", unless otherwise specifically defined in any particular section of this Agreement, means:

1.5.1. a matter, cost, obligation or liability of more than R1 000 000 (one million Rand); or

1.5.2. any subject-matter, arrangement, agreement, liability, obligation, responsibility, undertaking or the like of material significance or importance for the commercial viability of the operations of the Target, or the reputation or goodwill of the Target;

1.5.3. any substantial subject-matter, arrangement, agreement, obligation, responsibility, undertaking or the like not executed at arms-length; or

1.5.4. any series of related events that, in aggregate, exceed the materiality number referred to in paragraph 1.5.1,

 and "Materially" shall have a corresponding meaning;

1.6. "to the Warrantors' best knowledge and belief" means that each Warrantor has made all reasonable investigations, verifications and enquiries as to the accuracy and sufficiency thereof, and each Warrantor is deemed to have knowledge of any facts or circumstances: (i) of which any director of either Target has knowledge after having made all due, diligent and careful inquiries; and (ii) which were noted in any documentation provided to the shareholders or any director of either Target (whether in terms of board packs, reports to any regulatory authority, contract, governance framework, or in the terms of any Applicable Laws); and

1.7. for the avoidance of doubt, any act, omission or circumstance that occurs solely as a result of a Seller complying with any express obligation under this Agreement shall not constitute a breach of any Warranty, nor render any Warranty untrue, inaccurate or misleading.

2. INCORPORATION AND BUSINESS

2.1. Bank Zero is incorporated as a mutual bank established in terms of the Mutual Banks Act.

2.2. Zero Research is incorporated as a private company with limited liability in terms of the Companies Act.

2.3. The business of Bank Zero is providing banking and related financial services to individuals and businesses in South Africa.

2.4. The business of Zero Research is to hold the shares in Bank Zero.

2.5. Each Target has conducted its business and affairs in the Ordinary Course, without any material or frequent interruption.

2.6. All the activities of the Warrantors directly or indirectly connected with the business of each Target are conducted through such Target, and none of the Warrantors nor any other person Related or Inter-Related to any Warrantor, other than a Target, owns any assets used in the conduct of the business of either Target.

2.7. Neither Target is a member of, nor does it otherwise hold any interest in, any partnership, joint venture, association or consortium, nor has either Target agreed to become a member of or otherwise acquire any interest in any partnership, joint venture, association or consortium.

3. BANK ZERO SHARES AND REPURCHASE SHARES AND SUBSCRIPTION SHARES

3.1. Each Bank Zero Seller is entitled and able to give free and Unencumbered title of the relevant the Bank Zero Shares to Lesaka SA.

3.2. On the Closing Date, Lesaka SA will acquire valid title to the Bank Zero Shares free of any Encumbrances and be the sole registered and beneficial owner of the Bank Zero Shares with the right to exercise all voting and other rights in respect of the Bank Zero Shares.

3.3. No person has any right (including any option, pre-emptive right or right of first refusal) to:

3.3.1. acquire any of the Repurchase Shares Bank Zero Shares; or

3.3.2. subscribe for, take up or acquire any of the unissued shares or other securities in the Target.

3.4. Each Zero Research Seller is entitled and able to give free and Unencumbered title of the Repurchase Shares to Zero Research.

3.5. On the Closing Date, Zero Research will acquire valid title to the Repurchase Shares free of any Encumbrances.

3.6. Zero Research is entitled and able to give free and Unencumbered title of the Subscription Shares to Lesaka SA.

3.7. On the Closing Date, Lesaka SA will acquire valid title to the Subscription Shares free of any Encumbrances and be the sole registered and beneficial owner of the Subscription Shares with the right to exercise all voting and other rights in respect of the Subscription Shares.

3.8. No person has any right (including any option, pre-emptive right or right of first refusal) to:

3.8.1. acquire any of the Repurchase Shares;

3.8.2. acquire any of the Subscription Shares; or

3.8.3. subscribe for, take up or acquire any of the unissued shares or other securities in Zero Research.

3.9. Following the implementation of the Transaction:

3.9.1. Lesaka SA will hold all of the shares in the issued share capital of Zero Research; and

3.9.2. the Zero Research and Lesaka SA will hold all of the issued shares in Bank Zero.

4. SHARE CAPITAL

4.1. The total authorised share capital of Bank Zero comprises of:

4.1.1. Class A: 500 000 000 (five hundred million) permanent interest-bearing shares with a par value of R1 (one Rand) each; and

4.1.2. Class B: 50 000 000 (fifty million) indefinite period shares with a nominal value of R1 000 (one thousand Rand) each; and

4.1.3. Class C: 50 000 000 (fifty million) fixed period shares with a nominal value of R1 000 (one thousand Rand) each.

4.2. The total issued share capital of Bank Zero comprises of 284 817 682 (two hundred and eighty four million eight hundred and seventeen thousand six hundred and eighty two) permanent interest-bearing Class A shares with a par value of R1 (one Rand) each, which are held as follows:

Shareholder	Number of Class A shares
Zero Research Proprietary Limited (registration number 2016/003820/07)	281 388 838
3 Cuillères Proprietary Limited (registration number 2015/064411/07)	414 621
Montegray Capital Proprietary Limited (registration number 2010/022988/07)	414 621
Malaika Mlinzi investments Proprietary Limited (registration number 2015/256282/07)	414 621
Dalasone Proprietary Limited (registration number2016/032875/07)	254 118
Turga investments Proprietary Limited (registration number 2017/036042/07)	414 621
Admopax Proprietary Limited (registration number 2017/007394/07)	178 457
Break Village Capital Proprietary Limited (registration number 2011/010224/07)	103 347

Hassem Prag Zero Holdings Proprietary Limited (registration number 2022/732744/07)	254 117
Naught Holdings Ltd (company number 194 904 GBC)	220 771
The Bartinney Trust (Master's reference number IT000353/2016(G))	379 775
The Coding Education Trust (Master's reference number IT000405/2016G)	379 775
Total	284 817 682

4.3. The total authorised share capital of Zero Research comprises of (i) 750 000 000 (seven hundred and fifty million) authorised A shares with no par value; and (ii) 750 000 000 (seven hundred and fifty million) authorised B shares with no par value.

4.4. The total issued share capital of Zero Research comprises of 201,486,025 (two hundred and one million four hundred and eighty six thousand and twenty five) authorised A shares with no par value each, which are held as follows:

Shareholder	Number of A Shares
3 Cuillères Proprietary Limited (registration number 2015/064411/07)	69 275 579
Montegray Capital Proprietary Limited (registration number 2010/022988/07)	46 403 910
Malaika Mlinzi investments Proprietary Limited (registration number 2015/256282/07)	19 148 341
Dalasone Proprietary Limited (registration number2016/032875/07)	18 459 575
Turga investments Proprietary Limited (registration number 2017/036042/07)	17 940 020
Admopax Proprietary Limited (registration number 2017/007394/07)	2 238 885

Shareholder	Number of A Shares
Break Village Capital Proprietary Limited (registration number 2011/010224/07)	1 186 283
Hassem Prag Zero Holdings Proprietary Limited (registration number 2022/732744/07)	16 646 281
Naught Holdings Ltd (company number 194 904 GBC)	10 187 151
Total	201 486 025

4.5. All the shares in the issued share capital of each Target have been validly issued in compliance with Applicable Laws, and were not issued in violation of any pre-emptive or similar rights created by Applicable Laws, the Constitutional Documents of such Target or any agreement by which such Target is bound, and any Taxes, if applicable to such share issuances, were duly paid.

4.6. None of the Bank Zero Shares were issued and/or acquired by any Bank Zero Seller other than in exchange for a subscription or purchase consideration paid by such Bank Zero Seller at the time of the issue / acquisition of the relevant Bank Zero Shares, and for no reason other than the payment of the relevant subscription or purchase consideration.

4.7. None of the Repurchase Shares were issued and/or acquired by any Zero Research Seller other than in exchange for a subscription or purchase consideration paid by such Zero Research Seller at the time of the issue / acquisition of the relevant Repurchase Shares, and for no reason other than the payment of the relevant subscription or purchase consideration.

4.8. No person has any right to obtain an order for the rectification of the securities register of Zero Research or the share register of Bank Zero.

4.9. No resolution has been passed, nor is either Target or its directors obliged, to increase, reduce, acquire, classify or reclassify or otherwise determine or vary any rights associated with, or otherwise alter the authorised or issued securities (including debentures) in such Target.

5. CLAIMS AND PROCEEDINGS

5.1. Neither Target is engaged (whether as plaintiff, defendant, applicant, respondent, third party, witness or any other capacity) in any claims, disputes, litigation, arbitration, mediation or other legal or dispute resolution proceedings (other than the collection of trade receivables by such Target in the Ordinary Course of Business), including any Taxation, employment, environmental, civil, criminal or administrative proceedings, nor has there been any intimation that any such claims, disputes or proceedings could arise.

5.2. No Warrantors are aware of any facts, matters or circumstances which could result in either Target becoming involved in or being affected by any claims, disputes or proceedings contemplated in paragraph 5.1.

5.3. There are no unfulfilled or unsatisfied judgments, orders, rulings, awards, fines or penalties against either Target.

6. CONSTITUTIONAL AND CORPORATE DOCUMENTS

6.1. The Constitutional Documents of the Target currently in force has been disclosed to Lesaka SA prior to the Signature Date.

6.2. The books and records (including any registers) of the Target:

6.2.1. are accurate and complete and, in particular, accurately reflect all the transactions entered into by it; and

6.2.2. have been properly prepared and maintained according to Applicable Laws and accounting principles and standards,

and such Target has not received any notice or allegation that any such books or records are incorrect or should be rectified.

6.3. No resolutions have been passed by any persons holding voting rights in relation to, or by the directors of, the Target which are not reflected in the minute books of such Target which have been submitted to Lesaka SA, nor are any such persons or directors obliged to pass any resolutions, save for:

6.3.1. the resolutions authorising the conclusion and implementation of the Agreement; and

6.3.2. such resolutions which are necessary to conduct the Business of such Target in the Ordinary Course.

6.4. All documents required by law to be filed and/or registered with, or delivered to, any authority in any jurisdiction, including any authority responsible for maintaining a register of companies, in respect of either Target, have been correctly made up and duly filed and/or registered, or delivered, as the case may be, to the appropriate authority.

7. CONTRACTS

7.1. All Material contracts to which a Target is a party and all agreements between such Target and any shareholder or director of such Target (or any entity in which such shareholder, director or their direct relatives may hold any interest) have been disclosed to Lesaka SA in writing prior to the Signature Date.

7.2. Each of the Material contracts disclosed to Lesaka SA are in full force and effect and represents a legally valid and binding obligation of the relevant Target.

7.3. Each Target has performed all Material obligations required to be performed by it under each Material contract to which it is a party and, each other party to such contracts has performed all Material obligations required to be performed by it under such contracts.

7.4. No Target has received any written notice, nor has any counterparty indicated in writing, that any contractual counterparty under a Material contract intends to terminate or alter its business or relationship with such Target.

7.5. No facts, matters or circumstances exist which could give rise to the cancellation of any Material contract to which either Target is a party as a result of any breach thereof by such Target.

7.6. Save as otherwise disclosed to Lesaka SA in writing prior to the Signature Date or concluded in the Ordinary Course of Business, neither Target is a party to or subject to any contract that:

7.6.1. involves partnership, joint venture or similar arrangements;

7.6.2. commits such Target to Material expenditure;

7.6.3. is not on arm's length terms or is not entered into in the Ordinary Course of Business; or

7.6.4. requires such Target to pay any Material commission, finders' fee, royalty or similar payment.

8. DATA PROTECTION

8.1. In this paragraph 8:

8.1.1. "Data Protection Laws" means all:

8.1.1.1. Applicable Laws pertaining to privacy, the protection of data and personal information and/or access to information which are binding on the relevant Target, including the Protection of Personal Information Act, No. 4 of 2013, and all regulations issued in terms thereof; and

8.1.1.2. guidance and codes of practice issued relation to Data Protection Laws;

8.1.2. "Personal Information" means personal information or personal data as defined and/or dealt with in Data Protection Laws; and

8.1.3. "Processing" means processing as defined and/or dealt with in Data Protection Laws.

8.2. Each Target has:

8.2.1. complied with all Data Protection Laws, including all data protection conditions and/or principles set out in Data Protection Laws for lawfully Processing Personal Information (if any); and

8.2.2. taken proactive measures, including technical and organisational measures, to ensure that Personal Information has been Processed only in accordance with Data Protection Laws, including all data protection conditions and/or principles set out in Data Protection Laws for lawfully Processing Personal Information (if any).

8.3. No complaints have been made to the Information Regulator or any other authority with respect to either Target, nor have any voluntary and/or mandatory notifications been made to the Data Protection Commission with regard to any incidents (including security compromises of any nature whatsoever) related to the Processing of Personal Information or otherwise, nor are there any facts, matters or circumstances which could result in any such complaint or notification being made. Neither Target has suffered a security breach or security compromise that could require notification to the Information Regulator or any other authority.

8.4. No person has claimed compensation from, or taken action against, either Target for breach of its rights under Data Protection Laws. No Target has received any complaint (whether formal or informally) alleging a breach of Data Protection Laws, nor are there any facts, matters or circumstances which could give rise to any such complaint.

9. DISCLOSURE

9.1. The Warrantors have disclosed to Lesaka SA all facts, matters and circumstances material to the Transaction or which would be reasonably likely to be material to any purchaser of the Bank Zero Shares or the Repurchase Shares and the Transaction Consideration.

9.2. All information submitted by or on behalf of any Warrantor (or its agents or advisers) to Lesaka SA (or its agents or advisers) during the negotiations leading up to this Agreement was, when given, and is now, accurate and complete.

10. EMPLOYMENT

10.1. All contracts with each Target's employees are lawfully terminable, subject to the provisions of the Labour Relations Act, No. 66 of 1995, without compensation (other than in respect of accrued leave pay and salary) on notice not exceeding 1 (one) month.

10.2. There is nothing due to any present or former directors or employees of each Target, other than reimbursement of reasonable reimbursable expenses and accrued remuneration (or, in the case of directors, directors' fees). There is nothing owing from any present or former directors or employees of each Target to such Target.

10.3. The shareholders of each Target have duly approved payment of all directors' fees by such Target.

10.4. The employees of each Target will be paid in full all amounts due and payable to them by such Target on the due date.

10.5. Each Target has sufficient funds to honour its commitments with respect to its employees' accrued leave liability as at the Signature Date.

10.6. No person has any right to:

10.6.1. any payment in respect of/in lieu of leave, pension, retirement, deferred compensation, death or disability, annuity, gratuity, compensation for Loss of office or similar payment from either Target; or

10.6.2. any exceptional leave privileges or accumulated leave.

10.7. No complaint has been made affecting a Target in terms of the Labour Relations Act, No. 66 of 1995 or any other legislation affecting employees.

10.8. No trade union has been recognised by a Target. No demand for the recognition of any trade union has been received by a Target.

10.9. No strike action affecting a Target has occurred.

10.10. Each Target is in compliance with all Applicable Laws regarding employment and employment practices, terms, and conditions of any employment contract and is not engaged in any unfair labour practice.

10.11. There are no agreements or arrangements for the payment of additional benefits or compensation to any director, officer, employee or consultants rendering services to either Target, or otherwise the grant of golden parachutes (or other similar arrangements) in case of severance of employment from or termination of service or employment contract with a Target upon a change in controlling interest of such Target.

11. FINANCIAL POSITION

11.1. The Financial Statements of each Target fairly present the state of affairs of such Target as regards the Business as at that date and the results of such Target for the period ended on that date and, in addition, were prepared in accordance with IFRS and any other relevant legislation.

11.2. No event will have taken place by the Closing Date which after the Closing Date will give rise to a Loss of any nature for either Target.

11.3. No report has been furnished to either Target by its auditor concerning a reportable irregularity as contemplated in section 45 of the Auditing Professions Act, No. 26 of 2005 (or any similar predecessor section).

11.4. Neither Target has undertaken any financing through the medium of derivative instruments.

11.5. Neither Target has engaged in any off balance sheet transactions.

12. GOODWILL

No Warrantor and no Target has done anything or omitted to do anything which could:

12.1. Materially prejudice the continued goodwill of each Target;

12.2. Materially reduce the scope of the Business of each Target; or

12.3. result in any Material business associate of a Target ceasing to transact business with such Target or varying the Material terms upon which it transacts business with such Target.

13. INFORMATION TECHNOLOGY

13.1. The information technology systems of each Target (including its computer hardware and software, main frame banking system, internet and other telecommunications equipment):

13.1.1. are fit for purpose, in good working order, adequately and appropriately supported and maintained, and capable of being operated without interruption, apart from upgrades and downtime in the Ordinary Course; and

13.1.2. have not been used in such a way as would invalidate any manufacturer's or supplier's guarantee or warranty or entitle the provider of maintenance or support for the information technology systems to exclude, suspend or terminate those services.

13.2. The hardware used by each Target has adequate capability and capacity to meet the requirements of such Target for at least 12 (twelve) months following the Closing Date.

13.3. The software used (but not owned) by each Target is licensed under a valid and current software licence with the owner of that software and such licence is fully paid for (save to the extent that any licence is subject to an annual renewal fee, in which case such renewal fee has been paid for the current year). All such software is used by such Target in accordance with the licence conditions, and no Warrantor is aware of any use of any such software that may result in a negative audit outcome, penalties and/or a claim for additional licence and/or maintenance fees.

13.4. Each Target has adequate backup facilities (including offsite facilities) to ensure that all the software used by it and all its data are backed up at regular and appropriate intervals.

13.5. No software owned by or licensed to either Target is licensed or sub-licensed by such Target to (or otherwise used by) any other person.

13.6. Each Target is taking appropriate, reasonable, technical and organisational measures to identify all reasonably foreseeable internal and external risks and, at least once in every 6 (six) month period.

14. INSURANCE

14.1. Bank Zero maintains, at a prudent and sound level of cover in each case, insurance with insurers of good standing, including insurance against all risks normally insured against by persons carrying on the same type of business and activities as Bank Zero. The insurance is for a period to terminate not earlier than 90 (ninety) days after the Closing Date.

14.2. Accurate and complete details of all the insurance policies maintained by or on behalf of Bank Zero have been provided to Lesaka SA.

14.3. In respect of all the insurance policies maintained by or on behalf of Bank Zero:

14.3.1. all premiums due in respect of them have been paid;

14.3.2. all the conditions to which the liability of the insurer is subject have been complied with;

14.3.3. none of them is subject to:

14.3.3.1. any special or unusual term or restriction; or

14.3.3.2. the loading of any premium, including by reason of any act or omission of Bank Zero;

14.3.4. they are valid and enforceable;

14.3.5. there are no facts, matters or circumstances which could give rise to the cancellation of any of them (nor has any notice of cancellation been received) or to the repudiation of any claims under any of them, or to any of them not being renewed in the future or only being renewed subject to the imposition of onerous conditions not presently applicable, or to any of them being otherwise adversely affected; and

14.3.6. there are no claims outstanding under any of them, nor is any Warrantor aware of any facts, matters or circumstances which could give rise to any such claims.

15. INTELLECTUAL PROPERTY

15.1. Accurate and complete particulars of all the Bank Zero Business IP have been disclosed to Lesaka SA prior to the Signature Date and in writing, including all Licensed Intellectual Property that may in any way impact the ability to use, reproduce and / or adapt the Banking Platform without a licence from a third party.

15.2. All registrations and applications for registration of any Intellectual Property forming part of the Bank Zero Owned IP have been disclosed in writing to Lesaka SA in full and prior to the Signature Date.

15.3. All Bank Zero Owned IP is:

15.3.1. legally and beneficially owned by either of the relevant Targets;

15.3.2. if registered, validly registered and in full force and effect, and where applied for to be registered, validly applied for;

15.3.3. applied for or registered, as the case may be (so far as it is capable of registration), in the sole name of the relevant Target;

15.3.4. not restricted or dependent upon any Intellectual Property licence from any third party; and

15.3.5. if registered, enforceable.

15.4. All fees for the grant of any applications for registration of, or renewal of any registrations for any Bank Zero Owned IP due at the Closing Date have been paid promptly.

15.5. All persons who, whether alone or with others, have created, developed or invented Intellectual Property for a Target, and all employees and former employees of such Target, have entered into written agreements with that Target which oblige them to disclose such Intellectual Property, to agree that such Intellectual Property is legally and beneficially owned by that Target and, to the extent applicable, assign all of their right, title and interest in and to such Intellectual Property to that Target.

15.6. Each Target has taken reasonable steps to protect its Confidential Information and all employees, contractors, and consultants who have had access to Confidential Information or contributed to the development of Intellectual Property have executed binding confidentiality agreements.

15.7. No circumstance exists which might lead to the cancellation, forfeiture or modification of any registered Bank Zero Owned IP.

15.8. The Bank Zero Owned IP is free from any Encumbrance, and no third party has any right, title or interest in or to the Bank Zero Owned IP.

15.9. No third party is entitled to an order requiring either Target to change its trading style or trading name of any aspect thereof.

15.10. Neither Target is dependent on any Intellectual Property in the conduct of the Business, which is not owned by, or lawfully in the possession of, and / or lawfully used by such Target.

15.11. The ability to use, reproduce, make adaptations of, or in any way deal with the Banking Platform, is not dependant on any software or Intellectual Property licence from any third party.

15.12. No third party has been authorised to make any use of, nor has the right to acquire the use of, any of the Bank Zero Owned IP to the exclusion of either Target.

15.13. Neither Target is party to any agreement or restriction that limits or restricts use (as to either scope of use or duration of use) or assignment / transfer by such Target or Lesaka SA of any portion of the Bank Zero Owned IP.

15.14. No steps have been taken by any third party to challenge either Target's ownership of, or the validity of any Bank Zero Owned IP, or limit their scope in any way and no circumstances exist which would give rise to a claim to such effect.

15.15. There is no third party using any Bank Zero Owned IP in an unauthorised manner.

15.16. The use of the Bank Zero Owned IP does not infringe, and has not infringed, any Intellectual Property rights or other right of any kind of any third party.

15.17. The processes and working practices employed by each Target in the conduct of the Business do not infringe the Intellectual Property rights of any third party, and do not give rise contingently or otherwise to payment by either Target of any fee or sum, or the liability to pay compensation to, or to obtain any consent or licence from, any third party.

15.18. Neither Target uses any Intellectual Property of a third party (including, without limitation, in relation to software).

15.19. There are no claims which may be made against either Target by any licensor arising out of any licence agreement (including without limitation arising out of the late payment of any royalties).

15.20. No act has been done or omitted to be done by the Target or any third party, which reasonably would be expected to have the effect of entitling any government agency or any other person to cancel, forfeit, modify or consider abandoned, any registered Bank Zero Owned IP, or give any person material rights to the Bank Zero Owned IP or any part thereof.

15.21. No Bank Zero Owned IP was created using any "publicly financed research and development" or by a "recipient" as defined in the Intellectual Property Rights from Publicly Financed Research and Development Act, No. 51 of 2008.

15.22. Each Warrantor undertakes to not, at any time, dispute the validity or enforceability of the Bank Zero Owned IP, the claim by each Target to its Bank Zero Owned IP, or do anything that contests or in any way impairs any part of such rights, title and/or interest and will not direct or assist any other person to do so or in any way be involved in any such process.

16. LEGISLATIVE AND REGULATORY COMPLIANCE AND INVESTIGATIONS

16.1. Each Target has complied with all Applicable Laws.

16.2. There has been no act or omission on the part of a Target which could adversely affect its relationship with any authority.

16.3. Neither Target is the subject of or affected by any inspection, investigation, inquiry, prosecution or other proceedings by any authority, nor has either Target received any written or verbal notice or other communication from any authority in connection with any inspection, investigation, inquiry, prosecution or other proceedings, nor are there any facts, matters or circumstances which could give rise to any such inspection, investigation, inquiry, prosecution or other proceedings or any such notice or other communication.

16.4. Each Target has complied with all written or verbal notices, instructions, directives and other communications which have been issued to it in the normal course by any authority.

16.5. No application has been made to enter either Target on any government department blacklist of businesses, and no such entries have been or are in the course of being made in any such blacklist.

17. LIABILITIES

17.1. For purposes of this paragraph 17, "Liabilities" means any liability of the relevant Target, whether actual or contingent or a provision or an accrual, including any claims or liabilities as a result of any breach of contract or any delict, and "Liability" shall have a corresponding meaning.

17.2. Neither Target has any Liabilities (whether known or unknown to any Warrantor, the intention being that the Warrantors bears the risk of any such unknown Liabilities) other than those disclosed in its Financial Statements.

17.3. All Liabilities of each Target that were due and payable were paid in full on the due date.

17.4. After the Closing Date, no Liability of a Target will arise in respect of the period prior to the Closing Date which, if it had been known at the Closing Date, should have been disclosed as a Liability in its Financial Statements.

17.5. Neither Target is liable, whether contingently or otherwise and whether as surety, co-principal debtor, guarantor or indemnitor, for the Liabilities of any third party.

17.6. Neither Target has given any express or implied or tacit warranties to any other person other than those given in the Ordinary Course of Business. All implied warranties or guarantees at common law in respect of goods sold or services rendered by a Target has either been reflected as Liabilities in its Financial Statements or adequate provision has been made therein for any Liabilities which the Target might incur thereunder.

18. LICENCES

18.1. Each Target has all material such licences, consents, permits, approvals, registrations, permissions, exemptions and authorisations prescribed by law for the lawful conduct of its Business in the manner in which it is presently conducted (including the necessary import and export permits), and complies with all such licences, consents, permits, approvals, registrations, permissions, exemptions and authorisations.

18.2. There are no facts, matters or circumstances which could result in the cancellation, withdrawal, material alteration or non-renewal of any of the licences, consents, permits, approvals, registrations, permissions, exemptions or authorisations contemplated in paragraph 18.1, or in any of them only being renewed subject to the imposition of onerous conditions not presently applicable thereto.

19. SOLVENCY

19.1. Each Target:

19.1.1. is able to pay its debts as they become due in the Ordinary Course up to the Closing Date; and

19.1.2. has assets which are equal to or exceed its liabilities.

19.2. Neither Target is financially distressed as that term is used in the Companies Act.

19.3. No resolution has been passed by either Target to commence business rescue proceedings. No application to court has been initiated for an order placing a Target under supervision and commencing business rescue proceedings. Neither Target is not in business rescue.

19.4. No resolution has been passed to wind up or liquidate either Target, nor have any steps been taken or proceedings been initiated for the winding up or liquidation of either Target.

19.5. No steps have been taken in respect of either Target in terms of section 82(3) of the Companies Act.

20. TAXATION

20.1. Neither Target has entered into any transaction involving or which might involve the application of sections 24A or 22A of the Income Tax Act, No. 58 of 1962, or sections 41, 42, 43, 43A, 44, 45, 46 and/or 47 of the Income Tax Act, No. 58 of 1962, or the postponement of any liability for Taxation under any of those sections, nor has either Target entered into any agreement with the Commissioner for South African Revenue Service in terms of any of those sections or involving any such postponement.

20.2. Each Target has:

20.2.1. correctly deducted and withheld and, to the extent due and payable, paid to the appropriate authority all Taxation which it was required to deduct, withhold and/or pay; and

20.2.2. in its Financial Statements fully provided for all amounts of Taxation for which it is or will become liable.

20.3. All returns, reports and other information required to be lodged for Taxation in respect of each Target:

20.3.1. have been lodged with the appropriate authority on a proper and timely basis;

20.3.2. will, to the extent not already assessed and notified to the relevant Target, be assessed in accordance with the provisions made for such Taxation in its Financial Statements;

20.3.3. were accurate and complete at the time of lodgement;

20.3.4. have been prepared in accordance with all laws, directives and rulings pertaining to Taxation at the time of lodgement; and

20.3.5. none of them is, or is likely to be, the subject of any dispute with or investigation by any Tax Authority.

20.4. Neither Target is party to any objection or appeal regarding any Tax, nor are any such proceedings threatened against or likely to be instituted by or against the Target. No Warrantor is not aware of any fact, matter or circumstance which might give rise to the institution of any such proceedings.

20.5. Neither Target is subject to any enquiry or discovery process, or to any liability as a result of the re-opening of any Tax assessment of any nature whatsoever, for any period prior to the Closing Date.

20.6. No queries have been addressed to either Target or to any of its representatives by any official administering any Tax, nor have any objections or appeals with regard to any Tax been lodged by the Target or any of its representatives, which have not been fully disposed of.

20.7. The Tax files and records of the Target contain complete, full and accurate details of all communications with Tax officials and Tax advisors, respectively.

20.8. Neither Target has not paid, and is not liable to pay, any penalty, fine or interest in connection with any Tax.

20.9. Neither Target has entered into any agreement with or given any undertaking to any authority relating to Taxation.

20.10. Each Target has followed the terms of all advance Tax rulings and Tax directives, if any.

20.11. No portion of any borrowings incurred by either Target has been expended, other than in the production of income for that Target.

20.12. Each Target has been resident only in its jurisdiction of incorporation for Taxation purposes.

20.13. Neither Target has any permanent establishment outside its jurisdiction of incorporation or any controlled foreign corporation, and neither Target is the beneficiary of any trust.

20.14. All transactions entered into by each Target have been entered into on an arm's length basis.

20.15. No transactions have been entered into by either Target where the form of such transactions differs from the agreed intentions of the parties to the transactions, based on the application of the so-called "substance over form" rule.

20.16. The entering into or implementation of this Agreement will not result in any profit or gain accruing or being deemed to accrue to either Target for Tax purposes, whether as a result of ceasing to be a member of a "group of companies" as defined in the Income Tax Act, No 58 of 1962 or otherwise.

20.17. Neither Target nor its shareholders has ever been a party to, or engaged in, any transaction, operation, scheme, agreement or arrangement of which the sole or main purpose was the avoidance or postponement of or reduction in liability to Tax.

20.18. Neither Target has been party to any transaction which is required to be reported in terms of section 35 of the Tax Administration Act, No 28 of 2011.